UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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PMFG, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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14651 North Dallas Parkway, Suite 500

Dallas, Texas 75254

October 2, 2013

Dear PMFG Stockholder:

Last year our stockholders voiced their concerns about our executive compensation program when we did not receive majority approval for our Say-on-Pay proposal. Our Board of Directors promptly took action to reach out to our stockholders and directed our Compensation Committee and our Nominating and Corporate Governance Committee to recommend changes to address the issues identified by these efforts.

Over the past year, we have made a number of changes to our compensation program, as well as our corporate governance practices, to ensure that the management and the Board are aligned with stockholder’s interests. These changes include terminating the Company’s rights plan, instituting long-term, performance-based incentive compensation, eliminating single trigger change-in-control payments, establishing policies prohibiting or restricting hedging and pledging of Company stock, implementing stock ownership guidelines, adopting a clawback policy and approving a director resignation policy. These changes are described in more detail in the enclosed proxy statement.

We view this proxy statement as an important communication opportunity. We encourage you to read the entire proxy statement to fully understand the significant changes that have been made before casting your vote. We also want to encourage you to communicate with us regarding your concerns. We promise to continue working with our stockholders to stay aligned with your interests.

We look forward to seeing you at the meeting on November 14th.

Very truly yours,

Sherrill Stone

Chairman of the Board

We hope that you will plan to attend the annual meeting. It is important that your shares be represented. Please vote using the internet or telephone procedures described on the proxy card or sign, date and promptly mail the enclosed proxy card in the enclosed pre-addressed, postage-paid envelope. This proxy statement and the proxy card are accessible on the Internet to those stockholders entitled to vote at the annual meeting at www.envisionreports.com/PMFG

14651 North Dallas Parkway, Suite 500

Dallas, Texas 75254

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held November 14, 2013

The 2013 Annual Meeting of Stockholders of PMFG, Inc. (the “Company”) will be held on November 14, 2013, beginning at 9:00 a.m., central time, at our corporate offices located at 14651 North Dallas Parkway, Suite 500, Dallas, Texas 75254 (the “Annual Meeting”). The Annual Meeting will be held for the following purposes:

•	to elect two directors to serve until the 2016 Annual Meeting of Stockholders;

•	to conduct an advisory vote on the Company’s executive compensation program;

•	to ratify the appointment of Grant Thornton, LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 28, 2014; and

•	to transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

Information concerning the matters to be voted upon at the Annual Meeting is set forth in the enclosed proxy statement. If you were a stockholder as of the close of business on September 25, 2013, you are entitled to notice of, and to vote at, the Annual Meeting. Also enclosed is the Company’s Annual Report for fiscal year 2013.

You are cordially invited to attend the Annual Meeting in person. However, if you are unable to attend in person, please know that we desire to have maximum representation of our stockholders at the Annual Meeting and respectfully request that you vote your shares by Internet or telephone voting or by completing, signing, dating and promptly returning the enclosed proxy card in the enclosed pre-addressed, postage-paid envelope.

We look forward to hearing from you.

By Order of the Board of Directors,

Melissa G. Beare

Secretary

Dallas, Texas

October 2, 2013

YOUR VOTE IS IMPORTANT

Please vote early, even if you plan to attend the Annual Meeting

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on November 14, 2013

This proxy statement and the proxy card are accessible on the Internet to those stockholders entitled to vote at the Annual Meeting at www.envisionreports.com/PMFG

PMFG, INC.

14651 North Dallas Parkway, Suite 500

Dallas, Texas 75254

PROXY STATEMENT

We are furnishing you with this proxy statement on behalf of our Board of Directors (the “Board”) to solicit proxies for the 2013 Annual Meeting of Stockholders or any adjournment or postponement thereof (the “Annual Meeting”). This proxy statement includes information about the matters that will be discussed and voted on at the Annual Meeting and provides you with updated information about the Company. This proxy statement and the enclosed proxy card are first being mailed to our stockholders on or about October 4, 2013. As used in this proxy statement, the terms “PMFG,” “Company,” “we,” “us,” and “our” refer to PMFG, Inc.

The Annual Meeting will be held on November 14, 2013, beginning at 9:00 a.m., central time, at our corporate offices located at 14651 North Dallas Parkway, Suite 500, Dallas, Texas 75254.

This proxy statement is furnished to holders of our common stock as of the record date as part of the solicitation of proxies by our Board in connection with the proposals to be presented at the Annual Meeting. Our Board has set September 25, 2013 as the record date for the Annual Meeting (the “Record Date”). Only holders of our common stock as of the close of business on September 25, 2013 are entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 21,033,806 shares of our common stock outstanding.

At the Annual Meeting, you will be asked to consider and vote on the following proposals:

•	To elect two directors to serve until the 2016 Annual Meeting of Stockholders;

•	To conduct an advisory vote on the Company’s executive compensation program;

•	To ratify the appointment of Grant Thornton, LLP (“Grant Thornton”) as our independent registered public accounting firm for the fiscal year ending June 28, 2014; and

•	To transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

At the present, we are not aware of any other matters to be presented for stockholder action at the Annual Meeting. Our Board recommends that you vote your shares as follows:

•	“FOR” the election of each of the two director nominees named herein;

•	“FOR” the Company’s executive compensation program; and

•	“FOR” the ratification of the appointment of Grant Thornton as our independent registered public accounting firm for the fiscal year ending June 28, 2014.

QUESTION AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	What vote is required to approve each proposal?

A:	Election of directors

The directors will be elected by a plurality of the votes cast by holders of our common stock, which means that the two director nominees who receive the most votes will be elected to our Board. If you withhold authority to vote for a director nominee, your shares will not be counted in the vote for that director nominee, although it will be counted for purposes of determining whether there is a quorum. As discussed below, the election of directors is considered a non-routine item and therefore may not be voted upon by your broker, bank or other nominee if you do not provide voting instructions on this proposal.

In fiscal year 2013, the Board adopted a policy that requires any director nominee receiving less than 50 percent of the votes cast in an uncontested election to tender his or her resignation to the Board. For additional information regarding this director resignation policy, see “Proposal 2 — Response to Fiscal Year 2012 Say-on-Pay Vote Results.”

Advisory vote on executive compensation program

The affirmative vote of a majority of the shares of common stock present at the meeting in person or by proxy and entitled to vote is required to approve the compensation program for our named executive officers. Abstentions will be considered votes cast against the matter and “broker non-votes” will not be considered votes cast.

Ratification of our independent registered public accounting firm

The Audit Committee of our Board of Directors (the “Audit Committee”) has appointed Grant Thornton as our independent registered public accounting firm for the fiscal year ending June 28, 2014. The affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required to ratify the appointment of Grant Thornton as our independent registered public accounting firm. Abstentions will be considered votes cast against the ratification of the appointment of Grant Thornton.

Q:	Under what circumstances will the Annual Meeting be adjourned?

A:	If holders of fewer than a majority of our outstanding shares are present or represented at the Annual Meeting, the stockholders entitled to vote at the Annual Meeting, present in person or by proxy, may adjourn and reschedule the Annual Meeting, without notice other than announcement at the Annual Meeting, until a quorum is present or represented.

Q:	What is the difference between a holder of record and a beneficial owner of our common stock?

A:	Record Holders

If your shares of our common stock are registered directly in your name with our transfer agent, Computershare, LLC, you are considered the record holder with respect to those shares, and these proxy materials are being sent directly to you by the Company. As the record holder, you may vote by Internet, telephone, mail or in person at the Annual Meeting. To vote by Internet or telephone, follow the instructions on the enclosed proxy card. To vote by mail, we have enclosed a proxy card with this proxy statement for your use.

“Street name” Holders

If your shares of our common stock are held by a broker, bank or other nominee, you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote such shares. You are also invited to attend the Annual Meeting. Your broker, bank or other nominee has enclosed a voting instruction card with this proxy statement for you to use in directing the broker, bank or other nominee how to vote your shares. You may also vote your shares in person at the Annual Meeting by following the instructions in the answer to the next question.

Q:	How can I vote my shares in person at the Annual Meeting?

A:	Shares of our common stock held directly in your name as the record holder may be voted in person at the Annual Meeting. If you choose to do so, please bring the enclosed proxy card and proof of identification. You are encouraged to vote promptly by Internet or telephone or by returning the enclosed proxy card even if you plan to attend the Annual Meeting in person. If you hold your shares in “street name” and desire to attend the Annual Meeting and vote in person, you must show proof of ownership of your shares. Proof of ownership may be established in the form of a letter from the record holder or a recent statement from the broker, bank or other nominee showing your ownership of our common stock on the Record Date.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	If you are a record holder, you may vote by Internet, telephone or by completing, signing, dating and returning the enclosed proxy card in the enclosed pre-addressed, postage-paid envelope. If you complete, sign, date and return your proxy card and we receive the proxy card prior to or at the Annual Meeting, your proxy will be voted as you instructed. If you sign and return a proxy card but do not provide instructions as to your vote, your proxy will be voted “FOR” each proposal and in the discretion of our Board on any other matter that properly comes before the Annual Meeting.

If you are the beneficial owner of shares held in “street name,” the methods by which you can give the voting instructions to the broker or nominee may vary. Accordingly, beneficial owners should follow the instructions provided by their broker, bank or other nominees to vote by Internet, telephone or mail.

Q:	Can I change my vote after I have voted by proxy?

A:	Yes. You may change your vote at any time before your proxy is voted at the Annual Meeting by revoking your proxy.

If you are a record holder of our common stock, you may revoke your proxy by:

•

attending the Annual Meeting and voting your shares in person at the Annual Meeting. Please note that your attendance at the Annual Meeting alone will not revoke your proxy — you also must vote at the Annual Meeting;

•	delivering a written notice to our Corporate Secretary stating that you would like to revoke your proxy; or

•

submitting a later dated vote by Internet or telephone prior to 1:00 a.m. eastern time on November 14, 2013 or by delivering another duly executed proxy bearing a later date than the proxy being revoked to our Corporate Secretary so that it arrives prior to the Annual Meeting.

Unless you attend the Annual Meeting and vote your shares in person, you should change your vote using the same method (by Internet, telephone or mail) that you first used to vote your shares. This will help the inspectors of election for the meeting verify your latest vote. If you send a written notice revoking your proxy or new duly executed proxy card, it should be sent to our Corporate Secretary at PMFG, Inc., Attention: Corporate Secretary, 14651 North Dallas Parkway, Suite 500, Dallas, Texas 75254.

If you are a “street name” holder of our common stock and you instructed a broker, bank or other nominee to vote your shares, you must follow your broker, bank or other nominee’s directions for changing those instructions.

Q:	How will my shares be voted if I do not give specific voting instructions?

A:	Record Holders

If you are a stockholder of record and you do not specify a choice on a matter when returning a proxy, your shares will be voted in accordance with the recommendations of our Board.

Beneficial Owners

If you are a “street name” holder of shares and do not submit voting instructions to your broker, bank or other nominee, the nominee that holds your shares may use its discretion in voting your shares with respect to “routine items,” but not with respect to “non-routine items,” under the rules of the NASDAQ Stock Market, Inc. (“NASDAQ”). On non-routine items for which you do not submit voting instructions, these shares will not be voted and will be treated as “broker non-votes.” The proposal to ratify the appointment of Grant Thornton as our independent registered public accounting firm for fiscal year 2014 is the only routine item being submitted to stockholders at the Annual Meeting and may be voted upon by your broker, bank or other nominee if you do not provide voting instructions on this proposal. Each other matter to be considered at the Annual Meeting is considered a non-routine item and therefore may not be voted upon by your broker, bank or other nominee if you do not provide voting instructions on those proposals.

Q:	What does it mean if I receive more than one proxy card or voting instruction card?

A:	It likely means your shares are registered differently or are in more than one account. Please provide voting instructions for each proxy and voting instruction card you receive.

Q:	Who will count the votes?

A:	Votes will be counted by the independent inspector of election appointed for the Annual Meeting.

Q:	Who pays for the solicitation of proxies?

A:	We will bear the cost of soliciting proxies, including the cost of preparing, printing and mailing this proxy statement and other proxy materials, and the cost of reimbursing brokers, banks and other nominees for reasonable expenses incurred in forwarding the proxy materials to the beneficial owners of our common stock. Our directors, officers and employees also may solicit proxies in person, or by telephone, electronic mail, facsimile or otherwise, but will not receive additional compensation for these activities. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding the proxy materials to the beneficial owners of our common stock. We also may reimburse them for their reasonable out- of-pocket expenses in connection with these services.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We will report the final voting results, or the preliminary voting results if the final voting results are unavailable, in a Current Report on Form 8-K within four business days following the Annual Meeting. If we report the preliminary voting results at such time, the final voting results will be published in an amendment to that Current Report on Form 8-K when available. You may access this report and the Company’s other filings with the Securities and Exchange Commission (the “SEC”) under the “Investors” tab on our website at www.pmfginc.com.

WHO CAN HELP ANSWER YOUR QUESTIONS

If you have any questions about any of the proposals to be presented at the Annual Meeting or how to submit your proxy card, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, you should contact:

PMFG, Inc.

14651 North Dallas Parkway, Suite 500

Dallas, Texas 75254

Telephone: 214-357-6181

Attention: Corporate Secretary

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the Annual Meeting, two persons will each be elected to serve as a director for a three-year term expiring at our 2016 Annual Meeting of Stockholders. This section contains information regarding the two director nominees and the directors whose terms of office continue after the Annual Meeting. The director nominees were selected by the Nominating and Corporate Governance Committee (the “Nominating Committee”) and approved by the Board for submission to our stockholders. The nominees for election at the Annual Meeting are Kenneth R. Hanks and R. Clayton Mulford. Both Mr. Hanks and Mr. Mulford are standing for re-election. Mr. Hanks was first appointed to the Board in May 2006 and Mr. Mulford was first appointed to the Board in January 2002.

The Board recommends a vote “FOR” election of each of the nominees.

The following is biographical information about each of our directors and director nominees, including the particular experience, qualifications, attributes and skills of the directors and directors’ nominees that led to the Board of Director’s conclusion that these individuals should serve as a director of the Company:

Nominees to be Elected for Terms Expiring at the 2016 Annual Meeting of Stockholders

Kenneth R. Hanks, age 59, has been a director since May 2006. Mr. Hanks is currently the Chief Financial Officer of NexBank Capital, Inc. He has held this position since October 2012. He served as Chief Financial Officer and Treasurer of SWS Group, Inc., a financial services company, from 2002 until 2010. Mr. Hanks also served as Chief Operating Officer of SWS Group from 1998 to 2002 and as Chief Financial Officer of Southwest Securities, Inc., SWS Group’s primary operating subsidiary, from 1996 to 1998. Mr. Hanks also serves as an arbitrator with the Financial Industry Regulatory Authority (FINRA, formerly known as the NASD) and formerly served as a member of the NASD’s District 6 Business Conduct Committee.

Mr. Hanks has over 25 years of experience as a senior executive in the financial services industry and has served in a variety of leadership roles. He has significant expertise and experience in accounting, tax, financial markets, investing and financial matters and is qualified to serve as an “audit committee financial expert”, as defined in the rules of the SEC.

R. Clayton Mulford, age 57, has been a director since January 2002. Mr. Mulford currently serves as a consultant to the National Math and Science Initiative, and on the boards of several private corporate, non-profit and philanthropic organizations. From March 2007 until August 2011, he served as the Chief Operating Officer of the National Math and Science Initiative, a large national non-profit educational foundation. An attorney, Mr. Mulford was a partner of Jones Day from January 2004 until February 2007. Before he joined Jones Day, Mr. Mulford was a partner and member of the executive committee of Hughes & Luce, LLP, now K&L Gates LLP. He previously served as our lead corporate legal counsel for over 15 years.

Mr. Mulford brings to the Board over 30 years of experience in corporate and legal matters as a result of representing both public and private companies as outside legal counsel and as an executive officer of a non-profit organization. Mr. Mulford has extensive experience assisting companies with corporate finance, mergers and acquisitions, corporate governance and risk management.

Current Directors Whose Terms Expire at the 2015 Annual Meeting of Stockholders

Sherrill Stone, age 76, has served as our Chairman of the Board since 1993 and as a director since 1986. He served as our Chief Executive Officer from 1993 to 2006 and as our President from 1986 through 2002 and from 2003 to 2006.

Mr. Stone has over three decades of experience in the manufacturing industry and has extensive experience in executive management. As our former Chief Executive Officer, Mr. Stone is very knowledgeable about the Company’s products, customers and market opportunities.

Peter J. Burlage, age 49, joined the Company in 1992 and has served as a director since June 2006. He has served as our President and Chief Executive Officer since June 2006. Mr. Burlage served as our Executive Vice President and Chief Operating Officer from October 2005 to June 2006 and as Vice President of our Environmental Systems business from January 2001 to October 2005. He also served as Vice President of Engineering from 2000 to 2001 and SCR Division Manager from 1997 to 2000.

Mr. Burlage has over 20 years of experience with the Company and has served in a variety of leadership and executive roles within the Company. He has managed a variety of complex business operations, oversees business risk and is responsible for executing the Company’s strategic goals. As a result of these experiences with the Company, including serving as our President and Chief Executive Officer, Mr. Burlage also has extensive knowledge of the Company’s products, employees, customers and market opportunities, including in international markets.

Current Directors Whose Terms Expire at the 2014 Annual Meeting of Stockholders

Robert McCashin, age 66, has been a director since November 2006. He served as Chairman of Identix, Inc. from 2000 until his retirement in 2004 and was that company’s chief executive officer from 2000 to 2002. Identix designs, develops, manufactures and markets multi-biometric security products. Mr. McCashin was employed by Electronic Data Systems Corporation from 1971 to 1999 where he last served as a Corporate Vice President. He previously served on the board of directors of Argon ST, Inc.

Mr. McCashin has over 30 years of management and corporate experience and has served in a variety of senior executive roles. He also has extensive experience as a member of public company boards and has thorough knowledge of accounting, investments, mergers and acquisitions and financial markets. Mr. McCashin is also experienced in risk management, corporate governance and strategic planning matters.

Howard G. Westerman, Jr., age 60, has been a director since May 2006. He has served as Chairman and Chief Executive Officer of J-W Energy Company, an energy development and services company, since 1999. Mr. Westerman has been employed by J-W Operating Company since 1978. He currently serves on the board of directors of Applied Nanotech Holdings, Inc.

Mr. Westerman has more than 10 years of experience as a chief executive officer and has in-depth knowledge of executive management, leadership and strategic planning. Mr. Westerman also provides the Board with additional insight into issues involving shareholder value and risk.

PROPOSAL NO. 2

SAY ON PAY: EXECUTIVE COMPENSATION ADVISORY VOTE

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), we are asking that you cast a non-binding, advisory vote on the following resolution at the 2013 Annual Meeting of Stockholders:

RESOLVED, that, on an advisory basis, the compensation of our named executive officers, as disclosed in the Compensation Discussion & Analysis, compensation tables and related disclosure in this proxy statement for the 2013 Annual Meeting of Stockholders, is hereby APPROVED.

Response to Fiscal Year 2012 Say-on-Pay Vote Results

Of the stockholders who voted on the say-on-pay proposal at the annual meeting in 2012, less than a majority voted in favor of the proposal. In response to this vote, the Board directed the Compensation Committee and the Nominating and Corporate Governance Committee (the “NCG Committee”) to undertake comprehensive reviews of our executive compensation programs and corporate governance practices. In addition, the Company made significant efforts to engage our stockholders, prospective investors and proxy advisory firms to solicit their views on these matters.

During fiscal year 2013, the Board instituted a number of changes to our executive compensation programs and corporate governance practices. These changes and related actions are summarized below:

•	Rights Plan. The Board terminated the Company’s existing Shareholder Rights Plan on June 29, 2013.

•

No Tax Gross-ups.    The Board has adopted a policy prohibiting tax gross-ups related to change-in-control payments or other benefits. The chief executive officer’s current employment agreement contains a tax gross-up provision. This provision will not be included in any new or renewed agreement.

•

No Single Trigger Change-in-Control Payments.    The Board approved a policy prohibiting the Company from approving any new employment, severance, incentive compensation or other agreement that would be a so-called ‘single trigger’ change-in-control provision, i.e., a provision that would accelerate a payment or vesting of an award based solely on a change in control of the Company. In addition, in July 2013, each of the executive officers agreed to amend the restricted stock awards granted in 2012 to delete the single trigger change-in-control provision.

•

Director Resignation Policy.    The Board adopted a policy requiring any director nominee that receives less than 50 percent of the votes cast in an uncontested election to submit his or her resignation to the Board for consideration.

•

Performance-Based Incentive Compensation.    The Board intends that a significant portion of all future long-term awards will be performance-based awards. For fiscal year 2014, 50 percent of the long-term incentive opportunity was made in the form of performance-based awards. Previously, all long- term awards were time-vested awards.

•	Pledging Policy. The Board adopted a policy restricting directors and executive officers from pledging Company stock, except in very limited circumstances with Board approval.

•	Hedging Policy. The Board adopted a policy prohibiting directors and officers from hedging Company stock.

•

Stock Ownership Guidelines.    The Board adopted guidelines requiring directors and officers to hold a portion of all shares received from restricted stock, stock option or other equity awards unless the director or officer owns a specified dollar amount of Company shares.

•

Clawback Policy.    The Board adopted a clawback policy. Under this policy, certain amounts paid to an executive officer under our annual and long-term incentive programs are subject to a “clawback” in the event of a material restatement of our financial statements resulting from the intentional misconduct of that officer.

•

Board Committees.    The Board reconstituted the Audit Committee, Compensation Committee and NCG Committee to provide that each member meets both the Nasdaq independence standard as well as the more restrictive standards established by some proxy advisory firms.

The Board, the Compensation Committee and the NCG Committee will continue to periodically review the Company’s executive compensation and corporate governance policies and practices taking into consideration, among other things, the views of our stockholders, proxy advisory firms and developments in the compensation and governance practices of other public companies.

Goals of Executive Compensation Program

We believe our program provides our executive officers, including those identified in our summary compensation table with compensation that is competitive within our industry, internally equitable and commensurate with each officer’s talents and responsibilities. The program is intended to closely align total executive compensation with achieving our annual and long-term performance goals. Stockholders are urged to read the Compensation Discussion and Analysis included in this proxy statement, which provides a more detailed description of our compensation policies and programs. The Compensation Committee and the Board believe that these policies and programs are effective in implementing our compensation philosophy and objectives.

The vote on this proposal is not intended to address any specific element of compensation. Rather, the vote relates to the compensation of our named executive officers, as described in Compensation Discussion and Analysis included in this proxy statement. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors, or the Compensation Committee. However, the Compensation Committee expects to consider the outcome of this advisory vote in evaluating whether any actions are appropriate with respect to our compensation policies and programs for our executive officers in future years. This non-binding, advisory vote is conducted every year. The next advisory vote on the frequency of stockholder votes on executive compensation will take place at our annual meeting in 2017.

The Board recommends a vote “FOR” the approval of the compensation of our named executive officers.

PROPOSAL NO. 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Grant Thornton to serve as our independent registered public accounting firm for the fiscal year ending June 28, 2014. Grant Thornton has served the Company in this capacity since their initial appointment in 1967. The Board is asking stockholders to ratify this appointment. SEC regulations and the NASDAQ listing requirements require the Company’s independent registered public accounting firm to be engaged, retained and supervised by the Audit Committee. However, the Board considers the selection of an independent registered public accounting firm to be an important matter to shareholders. Accordingly, the Board considers a proposal for stockholders to ratify this appointment to be an opportunity for stockholders to provide input to the Audit Committee and the Board on a key corporate governance issue. The Company expects that representatives of Grant Thornton will be present at the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

The Board recommends a vote “FOR” the ratification of Grant Thornton as our independent registered public accounting firm.

CORPORATE GOVERNANCE

General

The Board and senior management of the Company believe that one of their primary responsibilities is to promote a corporate culture of accountability, responsibility and ethical behavior throughout the Company. Consistent with these guiding principles, the Company has established corporate governance policies, including:

•	a code of conduct applicable to all of the Company’s directors, officers and employees;

•	a policy to address complaints regarding accounting, internal controls or auditing matters;

•	a policy regarding stockholder communications with the Board and individual directors;

•	a policy regarding director candidate recommendations by stockholders; and

•	written charters for each of our standing committees.

The Company’s corporate code of conduct, various governance policies and committee charters are available on the “Corporate Governance” page of the “Investors” section of the Company’s website at www.pmfginc.com. These documents are also available upon written request to the Company’s Secretary. The Company will post information regarding any amendments to, or waivers of, any provisions of its corporate code of conduct on the “Corporate Governance” page of the “Investors” section of its website.

During fiscal 2013, the Board approved significant changes to various executive compensation and corporate governance practices and policies. Those changes are described in Proposal No. 2 under the heading “Response to Fiscal Year 2012 Say-on-Pay Vote Results” in this proxy statement.

Board Structure, Standing Committee Composition and Responsibilities

Our Board currently has six directors and the following three standing committees: (1) Audit Committee; (2) Compensation Committee; and (3) NCG Committee. Each of the standing committees operates under a written charter which is adopted by the Board. Each of the committee charters are available on the Company’s website under the “Corporate Governance” tab on the “Investors” webpage. The Board and each of the committees has the authority to retain, terminate and receive appropriate funding from the Company for outside advisors as the Board or each committee deems necessary.

During fiscal year 2013, the Board held five meetings, including five executive sessions. Each director serving during fiscal year 2013 attended at least 75% of all the Board meetings and applicable committee meetings held that year. We have not adopted a formal policy on director attendance at Board or stockholder meetings because the Board believes that high standards of director attendance, preparedness and active participation have been encouraged and adhered to by the current Board members. The Board will continue to monitor director attendance and will adopt a policy if it deems appropriate. Each of our directors, with one exception, attended the 2012 Annual Meeting of Stockholders. We anticipate that all of our directors will attend the 2013 Annual Meeting of Stockholders.

The current committee membership and the number of meetings held during fiscal year 2013 are described below.

Name of Director	Audit	Compensation	NCG
Sherrill Stone(1)	—	—	—
Kenneth Hanks	Chair	Member	Member
Robert McCashin	Member	Member	Chair
R. Clayton Mulford	Member	Chair	Member
Howard Westerman Jr.	Member	Member	Member
Peter Burlage(2)	—	—	—
Number of Meetings in Fiscal 2013	5	4	3

(1)	Mr. Stone, as Chairman of the Board and the former President and CEO of the Company, does not currently serve on any of the standing committees of the Board.

(2)	Mr. Burlage, as the current President and CEO of the Company, does not currently serve on any of the standing committees of the Board.

Board Leadership Structure

Since June 2006, the Board has maintained a leadership structure that separates the role of the Chairman of the Board and the Chief Executive Officer. The Board believes that the separation of these roles, or the appointment of a lead director in the event the roles were not separated, enhances the Board’s ability to monitor and evaluate senior management. This current structure allows our CEO to focus on the Company’s operations and strategic planning and our independent Chairman to devote his time to ensuring the Board remains focused on the Company’s long-term strategic plans, developing Board agendas, working with Company management to ensure the Board has timely and adequate information and coordinating Board activities. The Board recognizes the time, effort and energy that the CEO is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly in light of the Board’s oversight responsibilities. The Board believes, due to the continued leadership and experience provided by these two individuals, that having separate positions or appointing a lead director in the event the positions were not separated, is the appropriate leadership structure for the Company at this time and demonstrates our commitment to good corporate governance.

Board’s Role in Risk Oversight

While risk management is primarily the responsibility of the Company’s management, the Board has an active role in overseeing the Company’s risk management activities. The Company has a risk management committee, which is comprised of several of the Company’s executive officers from various departments. This committee is responsible for conducting risk assessments, monitoring risk events, developing risk management and risk response strategies and reporting these activities to the Board. The Board periodically receives and reviews such information from management regarding the risks associated with the Company’s operations, financial condition, markets and principal customers. This is principally accomplished through the Audit Committee’s discussions with the full Board and briefings provided by management and advisors of the Company. The Audit Committee’s charter requires the Audit Committee to review and discuss with management and the Company’s independent public accountants, as appropriate, the Company’s principal financial risks and consider measures to monitor, control or reduce such risk exposure. Accordingly, the Audit Committee periodically conducts reviews of risk management issues, in addition to its other duties. In this role, the Audit Committee receives information from management and other advisors regarding the Company’s risk management processes, the nature of the material risks the Company faces and the adequacy of the Company’s policies and procedures designed to respond to and mitigate these risks.

In addition, the Board’s other standing committees also routinely monitor the various risks that relate to its responsibilities under the committee’s charter. Members of management also provide updates periodically to the Board and respective committees regarding the risk management and each committee reports on such risks to the full board, as needed.

We believe that our approach to risk oversight, as described above, optimizes our ability to assess inter- relationships among the various risks, including legal, operational and strategic risks, and allows the Board and management to make informed cost-benefit decisions and approach emerging or developing risks in a proactive manner. We also believe that our risk management structure complements our current board leadership structure, as it allows our independent directors, through the three fully independent standing committees to exercise appropriate oversight of management’s actions in identifying risks and implementing effective risk management policies and controls.

Standing Committees

The standing committees of the Board are the Audit Committee, the Compensation Committee and the NGC Committee. Committee members are appointed annually by the Board and serve until their successors are appointed and qualified or until their earlier resignation or removal.

Audit Committee.    The Audit Committee oversees our accounting and financial reporting processes and the audits of the Company’s financial statements. The responsibilities and duties of the Audit Committee include:

•	appointing, terminating, compensating and overseeing the work of the Company’s independent registered public accounting firm;

•	pre-approving all audit, review and permitted non-audit services provided by the Company’s independent registered public accounting firm;

•	evaluating the independence of the Company’s independent registered public accounting firm;

•	reviewing external and internal audit reports and management’s responses;

•	overseeing the integrity of the audit process, financial reporting process, system of internal accounting controls and financial statements of the Company;

•

reviewing annual and quarterly financial statements, including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section in our periodic reports filed with the SEC;

•	reviewing and discussing with management the Company’s earnings releases;

•	providing the Board with information as it deems necessary to make the Board aware of significant financial, accounting and internal control matters of the Company;

•	overseeing the receipt, investigation, resolution and retention of all complaints submitted under the Company’s “whistleblower” policy;

•	preparing the Audit Committee report to be included in our annual proxy statement; and

•	reviewing the adequacy of the Audit Committee charter on an annual basis.

Our independent registered public accounting firm reports directly to the Audit Committee. Each member of the Audit Committee has the ability to read and understand fundamental financial statements. The Board has determined that all of the members of the Audit Committee are “independent” as defined in the NASDAQ listing standards. In addition, the Board has determined that all of the members of the Audit Committee satisfy the SEC requirements relating to independence of audit committee members. The Board has also determined that Mr. Hanks meets the requirements of an “audit committee financial expert” as defined by the rules of the SEC.

Compensation Committee.    The Compensation Committee establishes, administers and reviews the Company’s policies, programs and procedures for compensating our executive officers and Board members. The responsibilities and duties of the Compensation Committee include:

•	determining the compensation for the Company’s executive officers, including our Chief Executive Officer;

•	assisting in developing and reviewing the annual performance goals and objectives of our executive officers, including our Chief Executive Officer;

•	assessing the adequacy and competitiveness of our executive compensation program;

•	administering our incentive compensation program and other equity-based compensation plans;

•	reviewing and recommending compensation for our outside directors;

•	preparing the Compensation Committee report to be included in our annual proxy statement; and

•	reviewing the adequacy of the Compensation Committee charter on an annual basis.

The Board has determined that each of the members of the Compensation Committee is “independent” under the NASDAQ listing requirements.

Nominating and Corporate Governance Committee.    The responsibilities and duties of the NCG Committee include:

•	assisting the Board in developing qualifications for Board membership;

•	identifying qualified candidates for Board membership;

•	assessing the size and composition of the Board and its committees and identifying qualities, skills and areas of expertise that will help strengthen and balance the Board;

•	assisting the Board in establishing policies and procedures for submission of director candidates by stockholders;

•	assisting the Board in determining membership on Board committees;

•	assisting the Board with performance evaluations of the Board and its committees and, upon request of the Board, our executive officers;

•	assisting the Board in developing corporate governance principles and procedures applicable to the Board and the Company’s employees;

•	assisting the Board in succession planning, including evaluating potential successors to the Company’s Chief Executive Officer; and

•	reviewing the adequacy of the NCG Committee charter on an annual basis.

The Board has determined that each of the members of the NCG Committee is “independent” under the NASDAQ listing requirements.

Stock Ownership Guidelines

In connection with the comprehensive review of our executive compensation and corporate governance programs by the Compensation Committee and NCG Committee, the Board adopted a policy requiring our executive officers and non-employee directors to own a specific dollar amount in shares of our common stock. This policy requires each of our non-employee directors to retain 50% of the shares received as compensation for services (after the payment of taxes due upon vesting) and the exercise price, if any, until the non-employee director meets the ownership requirement. Under this policy, each non-employee director is required to own Company common stock equal to three times the annual cash retainer. The value of the Company’s common stock will be determined using the greater of the closing price of the Company’s common stock or the director’s estimated tax basis in the shares. The following table provides the equity ownership of each of our non-employee directors as of September 25, 2013, stated as a percentage of the stock ownership guideline. The closing price of the Company’s common stock on September 25, 2013 was $7.51.

Name	Number of Shares	Total Ownership as a Percentage of Guideline	Stock Ownership Guideline
Sherrill Stone	136,086	837%	$180,000
Kenneth R. Hanks	26,086	192%	$180,000
Robert McCashin	24,586	167%	$180,000
R. Clayton Mulford	14,086	60%	$180,000
Howard G. Westerman, Jr.	48,586	374%	$180,000

For additional information on the stock ownership guidelines for our executive officers, see “Compensation Discussion and Analysis — Analysis of Fiscal Year Executive Compensation Program — Stock Ownership Guidelines.”

DIRECTOR QUALIFICATIONS AND STOCKHOLDER COMMUNICATIONS

Director Independence

The Board has established a policy requiring a majority of the members of the Board to be independent. The Board has determined that each of Mr. Stone, Mr. Hanks, Mr. McCashin, Mr. Mulford and Mr. Westerman are each independent of the Company and its management within the meaning of the NASDAQ listing requirements.

Director Qualifications

The Board has adopted a Board Nominations Policy, which is administered by the NCG Committee. The NCG Committee periodically assesses the appropriate size and composition of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event vacancies are anticipated or otherwise occur, the NCG Committee will assess potential candidates and uses various methods for identifying candidates for director. The NCG Committee does not have a formal diversity policy. However, diversity is an important factor in the NCG Committee’s consideration and assessment of a candidate for director, with diversity being broadly construed to mean a variety of opinions, perspectives, experiences, backgrounds, training, education and skills, as well as other differentiating characteristics. The NCG Committee recommends candidates to the Board it believes will result in a diversity of characteristics and are intended to satisfy the needs of the Board at that point in time. Candidates may be recommended by Board members, management, stockholders or professional search firms. Generally, director candidates should:

•	have exemplary character and integrity and be willing to work constructively with others;

•	have the capacity and desire to represent the interests of the Company’s stockholders as a whole;

•	have prior experience in service as a senior officer or director, or a trusted advisor to senior management of a publicly held company or a company similarly situated as the Company;

•	be free of conflicts of interest that violate applicable law or interfere with director performance;

•	have the capacity and desire to represent the interests of our stockholders as a whole;

•

have the ability to contribute to the mix of diverse skills, core competencies and qualifications of the Board through expertise in one or more of the following areas: accounting and finance, mergers and acquisitions, marketing, management, law, academia, strategic planning, technology, investor relations, executive leadership development and executive compensation;

•	have knowledge of the critical aspects of the Company’s business and operations; and

•	have sufficient time to devote to Board meetings and consultation on Board matters.

The director qualifications described above are intended to provide a flexible guideline for the effective functioning of the Company’s director nomination process.

Director Recommendations by Stockholders

In addition to recommendations from Board members, management or professional search firms, the NCG Committee will consider director candidates submitted for consideration by stockholders. The NCG Committee will evaluate any director candidates recommended by a stockholder according to the same criteria as a candidate identified by the NCG Committee. In order to be considered, stockholders must submit their director recommendations to the NCG Committee in writing not less than 120 calendar days prior to the first anniversary of the date on which the Company first mailed its proxy materials to stockholders for the prior year’s annual meeting of stockholders. Stockholder nominations must be delivered to: PMFG, Inc., 14651 North Dallas Parkway, Suite 500, Dallas, Texas 75254, Attn: Chairman of the Board, Director Candidate Submission.

Director candidate nominations submitted by stockholders must include the following information:

•	the name and address of the recommending stockholder;

•

the number of shares of Company common stock beneficially owned by the recommending stockholder and whether the stockholder held the shares on the record date and intends to hold its shares on the date of the Annual Meeting;

•	the name, age, business address and telephone number of the candidate;

•	the principal occupation or employment of the candidate for the past five years;

•	a description of the candidate’s qualifications to serve as a director, including financial expertise and why the candidate does or does not qualify as “independent” under NASDAQ listing requirements;

•	the number of shares of Company common stock beneficially owned by the candidate; and

•

a description of any arrangements or understandings between the recommending stockholder and the candidate or any other person pursuant to which the recommending stockholder is making the recommendation.

In addition, the recommending stockholder and/or the candidate, as applicable, must submit a signed statement agreeing and acknowledging that:

•

the candidate consents to being a director candidate and, if nominated and elected, will serve as a director representing the Company and its stockholders in accordance with the Company’s Certificate of Incorporation, Bylaws, corporate governance codes and policies and other applicable laws;

•	the candidate, if elected, will comply with the Company’s policies and procedures and all rules and regulations applicable to the Board and individual directors; and

•

the recommending stockholder and the candidate will promptly provide any additional information requested by the NCG Committee or the Board to assist in the evaluation of the candidate, including a completed and signed questionnaire for directors and officers on the Company’s standard form questionnaire and agree to be interviewed by members of the NCG Committee.

Communications with the Board

Stockholders may communicate with the Board, any committee of the Board, the independent or non- employee directors, each as a group, or with any individual director by submitting communications in writing to the Company’s Chairman of the Board. All communications must identify the author and state that the author is a stockholder of the Company. Stockholder communications should be mailed to the following address in an envelope that clearly indicates the intended recipients: PMFG, Inc., 14651 North Dallas Parkway, Suite 500, Dallas, Texas 75254, Attn: Chairman of the Board, Stockholder Communication. The Chairman of the Board will distribute the communication to the Board or to any individual director or directors, as appropriate, depending on the request of the stockholder and the facts and circumstances of the communication.

Director Resignation Policy

During fiscal year 2013, the Board adopted a director resignation policy. Under this policy, any director nominee receiving less than 50 percent of the votes cast in an uncontested election will be required to tender his or her resignation to the Board for consideration. The NCG Committee will evaluate whether the resignation is in the best interests of the Company and its stockholders, taking into consideration NASDAQ listing requirements, federal securities laws and other relevant facts and circumstances. Following this evaluation, the NCG Committee will make a recommendation to the Board. The Board will act promptly upon the recommendation and will notify the director of its decision within 90 days of the certification of the voting results. If the Board accepts such director’s resignation, it may fill any resulting vacancy or may decrease the size of the Board pursuant to the Company’s bylaws. If the Board does not accept such director’s resignation, the director will continue to serve until his or her successor is duly elected. The Board’s decision will be publicly disclosed and the public disclosure will include the reasons for rejecting the tendered resignation, if applicable.

DIRECTOR COMPENSATION

Our Board’s non-employee director compensation program for fiscal 2013 was unchanged from the program first adopted in fiscal 2007. Each element of non-employee director compensation for fiscal year 2013 is described below.

Cash Compensation.    During fiscal year 2013, our non-employee directors received an annual cash retainer of $25,000 ($50,000 for Mr. Stone, the Chairman of the Board), plus $1,500 for each Board meeting and Board committee meeting attended. Committee chairs received an additional annual cash retainer of $5,000.

Stock-Based Compensation.    In July 2012, our non-employee directors received a total of 6,000 shares of common stock (12,000 shares for Mr. Stone) for Board service for the 2013 fiscal year. These shares were vested on the grant date. This grant was approved by our Board pursuant to the terms of the Company’s 2007 Stock Incentive Plan.

Director Compensation Table.    The following table sets forth certain information regarding the compensation earned by our non-employee directors during fiscal year 2013.

	Director Compensation
Name(1)	Fees Earned or Paid in Cash	Stock Awards(2)	Total
Sherrill Stone(3)	$69,500	$97,200	$166,700
Kenneth R. Hanks	49,500	48,600	98,100
Robert McCashin	49,500	48,600	98,100
R. Clayton Mulford	49,500	48,600	98,100
Howard G. Westerman, Jr.	44,500	48,600	93,100

(1)	Peter J. Burlage, the Company’s President and Chief Executive Officer, is not included in this table because he was an employee of the Company during fiscal 2013 and, therefore, did not receive compensation for his service as a director. See “Executive Compensation — Summary Compensation Table” below for a discussion of the compensation earned by Mr. Burlage as an employee of the Company.

(2)	Represents the aggregate grant date fair value computed as the number of restricted shares granted multiplied by the closing price of our common stock ($8.10) on the date of grant, which was July 2, 2012.

(3)	Mr. Stone served as a member of each of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee until May 2013, when he resigned from each committee. He received compensation for attending committee meetings during fiscal year 2013 prior to his resignation from these committees.

Changes to Director Compensation For Fiscal Year 2014

During fiscal year 2013, the Board approved changes to its non-employee director compensation, which are effective for fiscal year 2014. Beginning in fiscal year 2014, each non-employee director, including our Chairman, will receive cash compensation in the form of a fixed annual cash retainer of $60,000. The Chairman of the Board and the Chairman of the Audit Committee will each also receive an additional retainer of $10,000 and the chairs of the Compensation Committee and the NCG Committee will each receive an additional retainer of $5,000. Directors will no longer receive fees for attending board and committee meetings. Each non-employee director, including the Chairman, will also receive an annual grant of Company common stock equal to $60,000 based on the closing price on the date of grant, rather than an annual award of a fixed number of shares.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following discussion and analysis is focused primarily on the compensation of our executive officers during fiscal 2013, with additional information provided for our Chief Executive Officer and our other named executive officers. This discussion describes the principles, objectives and features of our executive compensation program. Our “named executive officers” are the individuals who served as our Chief Executive Officer and our Chief Financial Officer and our three other most highly compensated executive officers. For fiscal year 2013, our named executive officers were:

•	Peter J. Burlage, President and Chief Executive Officer

•	Ronald L. McCrummen, Executive Vice President and Chief Financial Officer

•	John Conroy, Vice President, Engineering and Product Development

•	Jon P. Segelhorst, Vice President, Sales and Marketing Business Units

•	David A. Taylor, Vice President, Asia-Pacific

Information regarding the compensation of our named executive officers is provided under the heading “Executive Compensation” following this section.

Consideration of the 2012 Say-On-Pay Voting Results

Each year, our Compensation Committee annually undertakes a careful and comprehensive review of our executive compensation program to design a program that best aligns management’s interests with stockholders by linking executive pay to performance. The Company did not receive majority approval of the stockholders who voted on our say-on-pay proposal at the 2012 Annual Meeting of Stockholders. Following the 2012 say-on-pay vote, the Compensation Committee instructed management to solicit input from significant stockholders and proxy advisory firms in order to better understand and address stockholder concerns. In connection with this review, the Compensation Committee evaluated:

•	our compensation program design, including structure and performance goals;

•	criteria for the peer group selection;

•	comparative compensation levels among peer group companies and similarly sized industrial companies as reflected in national market pay surveys;

•	pay for performance alignment; and

•

governance considerations, including a clawback policy, stock ownership and/or holding guidelines and other practices, including tax gross-ups in employment or severance agreements and change-in-control arrangements.

As part of this review, the Compensation Committee re-engaged Pearl Meyer & Partners (the “Consulting Firm”) as its compensation consultant. The Compensation Committee had previously engaged the Consulting Firm in fiscal year 2011 to evaluate the Company’s compensation program and provide the Compensation Committee with updated peer group data and broader compensation survey data.

Following extensive discussions with the Consulting Firm, the Compensation Committee designed certain compensation program changes and took action to adopt new policies and guidelines during fiscal year 2013 to respond to the feedback from our stockholders and proxy advisory firms. Those changes summarized in Proposal No. 2 under the heading “Response to Fiscal Year 2012 Say-on-Pay Vote Results” in this proxy statement. The Compensation Committee will continue to monitor stockholder feedback and consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the named executive officers.

Overview of Compensation Program Objectives

Our compensation program is intended to attract, retain and motivate the key people necessary to lead our Company to achieve enhanced long-term stockholder value and reflects the Compensation Committee’s belief that executive compensation should seek to align the interests of the Company’s executives and key employees with those of our stockholders. The objectives of our Company’s executive compensation program are:

•

Pay competitively.    We believe that executive compensation should be sufficiently competitive to attract qualified executive talent to key positions that will support and develop the Company’s initiatives and strategic goals.

•	Pay for performance. We believe that each executive officer’s compensation should be linked to and reflect the Company’s performance.

•

Support our business strategies.    We believe that our short term annual incentive compensation program should be specific to the Company’s short term operating strategy and that our long-term incentive compensation program should reward management for developing and successfully executing the Company’s strategic business strategy and goals.

•

Align our leaders’ interests with our stockholders.    We believe that our executive compensation program should include a significant equity ownership component such that the long-term financial interests of our senior management are aligned with those of our stockholders.

Our compensation program also is designed to differentiate compensation based upon individual contributions and performance. In setting compensation, the Compensation Committee seeks to provide a competitive package to our executives to ensure that our compensation practices do not put the Company at a competitive disadvantage in retaining and attracting executives, within a cost structure appropriate for our Company.

Pay for Performance Alignment

Our Compensation Committee continues to strengthen the link between executive pay and performance and believes that our executive compensation program ensures that the interests of the Company’s senior management team are appropriately aligned with those of our stockholders by rewarding performance that meets or exceeds business and individual goals. Some of our key pay-for-performance measures, which were in place or were approved by the Board or Compensation Committee during fiscal year 2013 include:

•

75% of the potential payout for all officers under the 2013 annual incentive award programs was linked directly to the Company’s financial performance and 25% was directly linked to the completion and satisfactory performance of non-financial performance goals.

•

Of our Chief Executive Officer’s total compensation opportunity for fiscal year 2013 (based on the target awards for annual and long-term incentive awards) 25 percent was performance-based and 29% was equity-based.

•

50% of long term incentive compensation for the Company’s named executive officers for fiscal year 2014 will be performance-based restricted stock that will only vest if certain Company financial performance goals are attained.

Executive Compensation Governance and Practices

We also believe that our other policies and pay practices contribute to ensuring alignment of our executives and stockholders’ interests and also discourage inappropriate risk-taking by our executives.

What We Do

•	Independent Consulting Firm. The Compensation Committee engaged Pearl Meyer as its independent Consulting Firm during fiscal year 2013.

•

Tally Sheets.    The Compensation Committee reviews tally sheets describing each officer’s proposed direct and indirect compensation, as well as the potential payments that could be payable if the Company meets its performance objectives.

•	Stock Ownership Guidelines. We have meaningful share ownership requirements for our officers and directors.

•

Clawback Policy.    Amounts paid to our executive officers, including our named executive officers, under our cash incentive and long-term incentive program, are subject to a “clawback” in the event of a material restatement of our financial statements resulting from the intentional misconduct of an officer.

What We Don’t Do

•

No Single Trigger Change of Control Payments.    In fiscal year 2013, the Board approved a policy prohibiting the Company approving any new employment, severance incentive compensation or other agreement that would be a so-called ‘single trigger’ change-in-control provision, i.e., a provision that would accelerate a payment or vesting of Company stock upon a change of control.

•

No Additional or Future Tax Gross-ups Upon a Change of Control.    The Company no longer permits tax gross-ups related to change-in-control payments or other benefits. The chief executive officer’s current employment agreement contains a tax gross-up provision. This provision will not be included in any new or renewed agreement.

•

No Hedging or Pledging of Company Stock.    Our officers and directors, including the named executive officers, are prohibited from hedging company stock and are also restricted from pledging Company stock except in certain limited circumstances with Board approval.

Our Process for Setting Executive Compensation

Role of the Compensation Committee, Management and the Consulting Firm

The Compensation Committee establishes our executive compensation philosophy, and reviews and approves the Company’s executive compensation policies, plans and the compensation of our executive officers. The Compensation Committee considers a broad range of factors in making compensation decisions, including the officer’s responsibilities, tenure and performance, the effectiveness of our programs in supporting the Company’s short-term and long-term goals and our overall financial performance.

To evaluate each officer’s overall compensation, each year the Committee reviews tally sheets prepared by management and considers the recommendations of the Chief Executive Officer regarding individual officer performance (other than himself) and proposed performance targets. The tally sheets detail each officer’s total direct and indirect compensation and assist the Compensation Committee in understanding how its compensation decisions may affect the officer’s total compensation for the next fiscal year. The tally sheets also ensure that the Compensation Committee understands the potential threshold, target and stretch payouts that an executive officer could receive if such performance objectives are met during the next fiscal year.

Our Consulting Firm provides guidance to management and the Compensation Committee on compensation trends, program designs, peer group data, broader market survey data and brings an objective perspective to the process of evaluating and developing our compensation program and pay practices. The Compensation Committee chose to engage Pearl Meyer in fiscal year 2011 and again during fiscal year 2013. During fiscal year 2013, the Consulting Firm attended two meetings of the Compensation Committee, had numerous discussions with the Chairman of the Compensation Committee and provided advice regarding the current compensation program, updated peer group and market survey data and management’s recommendations regarding the executive compensation program for fiscal year 2014.

The Consulting Firm did not provide any other services to the Company or management during fiscal year 2013. In August 2013, the Compensation Committee evaluated the independence of the Consulting Firm and our outside counsel by considering each of the independence factors recently adopted by Nasdaq and the SEC. Based on such evaluation, the Committee determined that no conflict of interest exists that would prevent either Pearl Meyer, as our Consulting Firm, or our outside counsel, from providing compensation advice to the Compensation Committee.

The Compensation Committee will continue to seek input from stockholders and the Consulting Firm and review the elements of our executive compensation program, the objectives of our executive compensation program, as well as the methods which the Compensation Committee utilizes to determine both the types and amounts of compensation to award to our executive officers.

Analysis of Fiscal Year 2013 Executive Compensation Program

Elements of Compensation

The components of our executive compensation program provide for a combination of fixed and variable compensation. These components include:

•	base salary;

•	annual incentive compensation;

•	long-term incentive compensation;

•	broad-based employee benefits; and

•	severance benefits and limited other perquisites.

Base Salary.    The base salary of each executive officer is intended to provide the executive with a competitive level of fixed cash compensation. The base salary for each of our executive officers is determined annually by the Compensation Committee. Base salaries are determined on the basis of past performance, management responsibilities, level of experience and tenure with our Company.

At the request of the Compensation Committee, our Chief Executive Officer makes annual recommendations with respect to changes in base salary for our executive officers, other than himself, as well as for other members of our senior management. However, none of our executive officers participate in the Compensation Committee’s decisions regarding the base salaries of any executive officer.

Annual Incentive Compensation.    The Compensation Committee believes annual incentive compensation should be a key element of the total compensation of each executive officer. The Compensation Committee also believes that making a portion of executive compensation subject to the Company’s attainment of certain financial and other performance goals each year appropriately motivates executives to achieve such objectives, thereby enhancing stockholder value and better aligning management’s interests with those of our stockholders.

Based in part on the industry data provided by the Consulting Firm, the Compensation Committee approved an annual incentive compensation program for the Company’s executive officers for fiscal year 2012, which program remained in effect for fiscal 2013. This program is administered by the Compensation Committee and the executives are eligible to receive awards under the program annually, in the form of a cash bonus, following the completion of the audit of the Company’s financial statements for the preceding fiscal year.

The Compensation Committee establishes annually the financial and non-financial performance metrics and performance goals that must be achieved for an executive officer to earn annual incentive compensation for that fiscal year. In establishing performance metrics for each of our executive officers, the Compensation Committee considers the Company objectives, alignment with total stockholder return and payment for performance, as well as the responsibilities and performance goals of the executive officer as a leader of the Company.

Once financial and non-financial performance metrics are established, the Compensation Committee then sets threshold, target and stretch performance goals. In establishing the financial performance goals, the Compensation Committee considers various factors, including historical earnings and revenue, backlog and industry and general economic conditions, as well as forecasted conditions. The financial performance goals are based on the achievement of certain targets for consolidated revenue and consolidated operating income, which are determined in accordance with U.S. GAAP. In establishing the non-financial performance goals, the Compensation Committee considers various factors including the executive’s ability to develop personnel, his or her compliance with Company policies and other performance criteria such as on-time delivery of projects, adherence to quality controls and the results of individual performance reviews.

The Compensation Committee assesses the performance of the executive officers by comparing the fiscal year end results to the pre-determined financial and non-financial performance goals for each metric, and an overall percentage amount for the achievement of officer performance metrics is calculated. In fiscal year 2013, the financial performance objectives were weighted at 75 percent and the non-financial performance objectives were weighted at 25 percent of each executive officer’s potential payout. The Compensation Committee believes the allocation is appropriate as it primarily focuses our leadership on attaining the Company’s financial goals but also acknowledges and rewards performance for certain non-financial goals that help achieve success and Company growth.

In approving annual incentive compensation payouts, the Compensation Committee may apply discretion to increase or decrease the amounts that otherwise would be payable, including consideration of extraordinary items or transactions from performance or changes in accounting principles.

During fiscal year 2013, the Company approved a policy that permits the Board to require the reimbursement of incentive compensation previously received by a current or former officer if the Board determines the officer engaged in intentional misconduct and a financial restatement is required that would have resulted in a lower payment of such previously paid incentive to the officer. Furthermore, the Compensation Committee would likely consider any restatement, although it is not anticipated, in establishing incentive and other compensation awards for executives in future periods.

Long-Term Equity Incentive Compensation.    Our equity incentive plans are designed to provide an opportunity for increased compensation based on delivering business results that increase the value of our stock over time. Our long-term incentive compensation is designed to focus our senior management on taking actions that lead to the Company’s growth and to better align their interests with those of our stockholders. These plans are administered by the Compensation Committee.

Under our equity incentive plans, the Compensation Committee may grant various types of equity awards, including stock options, restricted stock, restricted stock units, performance shares and performance units. The availability of these various types of equity awards affords the Compensation Committee the flexibility to design equity awards that are responsive to the Company’s business needs and advance the interests and long-term success of the Company. As of September 25, 2013, there were 1,134,965 shares of common stock available for future awards under our equity incentive plans. The Compensation Committee believes that this number of available shares is adequate to meet the objectives of our long-term equity incentive compensation program for executive officers for the next several years.

In each of the prior five fiscal years, the Compensation Committee has exclusively used restricted stock or restricted stock units to provide long-term incentive compensation to our executive officers. These restricted stock awards typically vest ratably over four years beginning on the first anniversary of the grant date. The Compensation Committee views these equity awards as a means to encourage management retention as these awards both vest over a period of time and provide a form of compensation that we believe is competitive. In fiscal year 2013, the Company’s executive officers were granted time-based restricted stock.

Employee Benefits.    We do not provide our executive officers or other employees with defined pension benefits, supplemental retirement benefits, post-retirement payments or deferred compensation programs. We do provide a 401(k) defined contribution plan that is available to all employees based in the United States. Currently, we match up to four percent of eligible compensation for participating employees, subject to limitations under applicable law. We also provide health, life and other insurance benefits to our executive officers on a similar basis as our other full-time employees.

Severance and Change-in-Control Benefits.    We currently have an employment agreement with Mr. Burlage and severance agreements with each of our other named executive officers. These agreements are described under “Executive Compensation — Employment and Severance Agreements.” The Compensation Committee believes that these benefits are advisable and appropriate in order to meet the Company’s compensation program goals of attracting and retaining qualified executive officers and offering competitive benefits.

In fiscal year 2013, the Board approved a policy prohibiting the Company from approving any new employment, severance, incentive compensation or other agreement that would be a so-called ‘single-trigger’ change-in-control provision, i.e., a provision that would accelerate a payment or vesting of an award based solely on a change of control in the Company. In addition, in July 2013, each of the executive officers agreed to amend the restricted stock awards granted in 2012 to delete the single trigger change-in-control provision. Following these amendments, the vesting equity awards made to our executive officers under our 2007 Stock Incentive Plan would accelerate upon termination of the officer’s employment without cause or termination by the executive for good reason following a change in control.

Executive Perquisites.    The Company provides life insurance and long-term disability insurance to our executive officers on a similar basis as our other full-time employees. In fiscal year 2013, the Company also provided an automobile and reimbursed club membership dues for our chief executive officer based on our historical practices. No other executive officer receives these benefits. The Compensation Committee decided that the Company will no longer reimburse club membership dues beginning in fiscal year 2014. Given that perquisites provided to our executive officers do not represent a significant portion of their total compensation, the availability of these benefits does not materially influence the decisions made by the Compensation Committee with respect to other elements of compensation received by our executive officers. A description of the perquisites received by our named executive officers during fiscal 2013 is provided under “Executive Compensation — All Other Compensation.”

Stock Ownership Guidelines.    In May 2013, the Board adopted stock ownership guidelines that require our non-employee directors and executive officers to own a specific dollar amount in shares of our common stock. This policy requires our executive officers to retain 50% of the shares that they receive from any equity award (after the payment of exercise price, if any, and taxes due upon vesting) until the officer meets the ownership requirement. Our Chief Executive Officer is required to own Company stock equal in value to three times his base salary and each of our other executive officers are required to own Company stock equal in value to two times his or her base salary. The value of the Company’s common stock is determined using the greater of the closing price of the Company’s common stock or the officer’s estimated tax basis in the shares. The following table provides the equity ownership of each of our named executive officers as of September 25, 2013, stated as a percentage of the stock ownership guideline. The closing price of the Company’s common stock on September 25, 2013, was $7.51.

Name	Number of Shares	Total Ownership as a Percentage of Guideline	Stock Ownership Guideline
Peter J. Burlage	111,063	120%	$1,125,000
Ronald L. McCrummen	19,408	40%	$620,000
John Conroy	7,090	27%	$394,000
Jon P. Segelhorst	5,915	16%	$370,000
David Taylor	21,137	72%	$370,000

For additional information on the stock ownership guidelines for our non-employee directors, see “Corporate Governance — Stock Ownership Guidelines for Non-Employee Directors.”

Tax “Gross-Up” Payments.    Other than our Chief Executive Officer, no officer is entitled to receive tax “gross-up” payments in connection with compensation, severance, perquisites or other benefits provided by the Company. Under Mr. Burlage’s employment agreement, he may be entitled to receive a tax gross-up payment in the event he is terminated without cause following a change in control of the Company if he was subject to the excise tax applicable to certain change-in-control payments. In May 2013, the Board adopted a policy that prohibits tax gross-up provisions in any future compensation, severance, employment, incentive award or other agreements. If Mr. Burlage’s agreement is renewed or amended, the new agreement will not include a tax gross-up provision. Additional information regarding Mr. Burlage’s employment agreement is provided under “Executive Compensation — Employment and Severance Agreements.”

Internal Revenue Code Section 162(m).    Section 162(m) of the Internal Revenue Code provides that compensation in excess of $1 million paid to our chief executive officer or to any of the other three most highly compensated executives (other than our chief financial officer) is not deductible for federal income tax purposes unless the compensation qualifies as “performance based compensation” under Section 162(m). The Compensation Committee reviews on an annual basis the potential impact of this deduction limitation on executive compensation. While the impact of this deduction limitation on executive compensation has not been an issue to date, the Compensation Committee intends to continue to evaluate the potential impact of Section 162(m) to the Company.

Compensation Program Review for Fiscal Year 2013

In fiscal year 2011, the Compensation Committee engaged the Consulting Firm to evaluate the Company’s compensation program and provide the Compensation Committee with updated peer group data and broader compensation survey data. The Consulting Firm prepared a study of the Company’s overall executive compensation program, including base salary and annual and long-term incentive compensation, in comparison to (a) the executive compensation offered by similarly situated public companies (the “Peer Group”) (b) broader market survey data (the “Market Data”) and (c) blend of the Peer Group and Market Data (the “Blended Data”). The Consulting Firm recommended that the Blended Data be weighted at 60% to the Peer Group and 40% to the Market Data as it believed that this combination of data provided a fair representation of compensation data relative to the Company.

This data was used by the Company in setting executive compensation for fiscal year 2012 and again for fiscal year 2013. The companies included in the Market Data were collected from a more general sampling of companies with annual revenue between $50 million and $199 million. The comparable public companies included in the Peer Group were other public industrial equipment companies, with median revenues of $113 million, median net income of $4.3 million, and median market capitalization of $197 million. The 12 companies in the Peer Group are:

U.S. Ecology	CECO Environmental

Dynamic Materials	Eastern Co.

Ecology and Environment	Fuel Tech Inc.

Gencor Industries	Met-Pro Corp

Key Technology	Perma Fix Environmental

Omega Flex Inc.	Sun Hydraulics

Based in part on the prior recommendations of the Consulting Firm and with the objective of providing competitive pay, the Compensation Committee set our executive compensation program for fiscal year 2013 with a view to establishing base salaries, targeted annual bonuses and long-term incentive opportunities for our executive officers at a level at or near the mid-range of similar compensation paid for comparable positions using the Blended Data.

As it had previously done in fiscal years 2011 and 2012, the Compensation Committee did not establish rigid benchmarks based on the Blended Data. Rather, the Compensation Committee used the Blended Data as a general guide, together with considerations about the total compensation opportunity offered to each executive officer in relation to the other executive officers, the mix of each executive officer’s total compensation opportunity and recommendations made by our Chief Executive Officer, with respect to base salaries (other than for himself). The Compensation Committee’s use of the Blended Data is only a starting point for any compensation decisions, as the Committee may decide to position an individual executive’s target compensation opportunity above or below the median to reflect that executive’s past experience, future potential and individual performance. The Compensation Committee believes, based in part on the advice of the Consulting Firm, that the

Blended Data provided a more appropriate data set to use for comparison purposes and that it better reflected the median range of compensation for each executive officer in similarly situated companies.

Comparison Against Blended Data

In fiscal 2013, the base salaries paid to our named executive officers were generally at or slightly above the mid-range of the compensation reflected by the Blended Data reviewed by the Compensation Committee in establishing base salaries for fiscal 2013. The majority of base salaries were generally at or slightly above the mid-range as a result of each executive officer’s salary being modestly increased to reflect each officer’s additional experience, tenure with the Company and performance. The target bonus award opportunity was set to approximate the mid-range of the Blended Data. There were modest annual incentives paid to our named executive officers in fiscal year 2013 as the financial performance measures were not met and the and non-financial performance measures, as further described in “Fiscal 2013 Compensation - Annual Incentive Awards,” were partially met. The Compensation Committee believes this result was in alignment with its philosophy of payment for performance. The long term incentive compensation granted to each of our named executive officers was generally slightly below the mid-range of the Blended Data, except as described below.

The long-term incentive granted for fiscal year 2013 to Mr. Burlage, our President and Chief Executive Officer, was below the mid-range of the Blended Data. This resulted because of the significant long-term incentive that would have been required to be granted to Mr. Burlage to establish this element of his compensation near the mid-range in a single fiscal year.

The Company negotiated the base salary and annual incentive for Mr. McCrummen during fiscal year 2011 when he joined the Company as our chief financial officer. The base salary and long-term incentive opportunity to Mr. McCrummen were set above the mid-range of the Blended Data. Mr. McCrummen’s base salary and long-term incentive was set at this level because the Compensation Committee believed it was warranted based on his extensive prior experience and his key position with the Company. The long term incentive granted to Mr. McCrummen at the time of his appointment was part of his inducement award to join the Company and therefore Mr. McCrummen did not receive an additional long term incentive award in July 2011 when awards were granted to our executive officers. The grant Mr. McCrummen received for fiscal year 2013 was above the mid-range, which the Committee believed was warranted based on his individual past experience, duties and responsibilities and performance.

Mr. Taylor was appointed the Vice President of Asia-Pacific in July 2012 and relocated to Singapore during fiscal year 2013 to oversee the Company’s Asia-Pacific operations. Mr. Taylor’s fiscal year 2013 base salary was slightly above the mid-range of the Blended Data and his long term incentive was below the mid-range. Mr. Taylor’s base salary was increased in fiscal year 2013 to cover the additional cost of living expenses in Singapore, which are significantly higher than Dallas, Texas. Mr. Taylor’s salary also reflects his increased responsibilities associated with managing the Company’s operations in Asia-Pacific. Mr. Taylor’s long-term incentive was set at slightly below the mid-range of the Blended Data which reflected his past experience and tenure with the Company.

Mr. Segelhorst’s fiscal year 2013 base salary was set at the mid-range of the Blended Data and his long-term incentive was slightly below the mid-range. Mr. Segelhorst’s base salary reflects his tenure with the Company, his past experience and his role as vice president of sales and marketing. Mr. Segelhorst’s long-term incentive compensation opportunity was set below the mid-range. The award was set in this manner because of the increase in the award opportunity that would have been required to be granted to establish this element of compensation at the mid-range.

Mr. Conroy was promoted to the position of Vice President of Engineering and Product Development in December 2010. At the time the Consulting Firm prepared the Blended Data, it did not provide compensation data and recommendations for Mr. Conroy as he was not an executive officer and the Company did not have the position of Vice President of Engineering and Product Development or a comparable position at that time. However, the Compensation Committee believes that the compensation, annual incentive and long term incentive set for Mr. Conroy is warranted based on his prior engineering and technology experience and his increased global responsibility in his current position.

With respect to fiscal 2013, the actual percentages of each element of compensation and total compensation as compared to the 50th percentile of the Blended Data are set forth in the table below:

	Compensation as Percentage of the 50th Percentile of Blended Data
Name and Principal Title	Base Salary	Annual Incentive	Long-Term Incentive	Total Compensation
Peter J. Burlage	101%	81%	84%	90%
President and Chief Executive Officer

Ronald L. McCrummen	137%	171%	197%	157%
Executive Vice President and Chief Financial Officer

John Conroy(1)	—	—	—	—
Vice President, Engineering and Product Development

John P. Segelhorst	101%	135%	87%	104%
Vice President, Sales and Marketing Business Units

David Taylor	103%	138%	86%	106%
Vice President, Asia-Pacific

(1)	No information is provided for Mr. Conroy as he was not an executive officer at the time the Consulting Firm prepared the compensation data during fiscal year 2011. This data was also used by the Compensation Committee when establishing compensation for fiscal year 2013.

Fiscal Year 2013 Compensation

Base Salary.    At its June 2012 meeting, the Compensation Committee considered adjustments to base salaries for our named executive officers for fiscal year 2013. Given the global economic environment and the Company’s financial performance, the Committee recommended limited salary adjustments for fiscal year 2013. The Compensation Committee approved modest increases to the salaries of Mr. Taylor, Mr. Conroy and Mr. Segelhorst as noted below. In reviewing the Blended Data, the Compensation Committee decided not to adjust the base salaries for Mr. Burlage or Mr. McCrummen. The Compensation Committee believes that these adjustments were reasonable for Mr. Taylor given his relocation to Singapore at the Company’s request and his increased responsibilities for the Asia-Pacific region. The Compensation Committee believes the modest increases for the salaries of Mr. Conroy and Mr. Segelhorst were justified to remain competitive with the marketplace and due to each officer’s tenure and experience with the Company. In July 2012, the Board approved the base salaries of the named executive officers as shown in the table below.

Name of Officer	Fiscal 2012 Base Salary	Fiscal 2013 Base Salary	Increase	Percentage Increase
Peter J. Burlage	$375,000	$375,000	$—	—
Ronald L. McCrummen	310,000	310,000	—	—
John Conroy	190,000	197,000	7,000	3.7%
Jon P. Segelhorst	178,000	185,000	7,000	3.9%
David Taylor	167,000	185,000	18,000	10.8%

Annual Incentive Awards.    The Company has maintained an annual incentive compensation program since fiscal 2008, which was revaluated and updated in fiscal year 2011 with the assistance of the Consulting Firm and was continued in use for fiscal year 2013. Under the program, our named executive officers were eligible to earn cash bonuses if the Company achieved certain threshold performance goals with respect to performance metrics established by the Compensation Committee for each of our named executive officers. In establishing the performance metrics and performance goals for the 2013 annual incentive compensation program, the Compensation Committee considered both the Company’s historical and forecasted financial performance.

For fiscal year 2013, the annual incentive compensation program approved for each of our named executive officers was based upon achievement of financial performance metrics related to the Company’s revenue and operating income, as well as several non-financial performance measures. The Compensation Committee believed that Company-level performance was an appropriate measure for annual incentive compensation purposes for all executive officers because of their roles as leaders of the Company as a whole rather than with respect to either of the Company’s business segments.

The following table sets forth the fiscal year 2013 threshold, target and stretch performance goals and the weight of each financial performance metric and the non-financial performance metrics approved by the Compensation Committee for these named executive officers.

		Performance Goals (In thousands)
Performance Metrics	Weight	Threshold	Target	Stretch
Financial Metrics:
Operating Income	50.0%	$5,500	$7,500	$11,000
Revenue	25.0%	148,000	160,000	176,000
Non-Financial Metrics	25.0%

The table below sets forth the potential cash payout, as a percentage of base salary, for fiscal year 2013 under the annual incentive compensation program for our named executive officers. Annual incentive compensation payouts are pro-rated for actual performance that exceeds threshold goals, but is below target goals, or exceeds target goals, but is less than stretch goals.

Performance Goals		Payout (% of Base Salary)
Operating Income (50%)	Revenue (25%)	CEO	CFO	All Other NEO’s

Below Threshold Goal	Below Threshold Goal	None	None	None

Threshold Goal or above (but below Target Goal)	Threshold Goal or above (but below Target Goal)	30% - 59%	25% - 49%	20 - 39%

Target Goal or above (but below Stretch Goal)	Target Goal or above (but below Stretch Goal)	60% - 119%	50% - 99%	40 - 79%

Stretch Goal	Stretch Goal	120%	100%	80%

The program provides that the Compensation Committee may exercise its discretion to increase or decrease any payout based on the particular circumstances, events and non-financial performance of each executive officer. The Compensation Committee reviews and assesses the overall financial condition of the Company and its competitive position in the market, then reviews and assesses each executive officer’s non-financial performance for the year, which includes a review of a variety of factors such as the individual executive’s execution of qualitative performance objectives and past performance, management skills and abilities, and the evaluation of the other executive officers by our Chief Executive Officer. This assessment is qualitative and does not include quantitative factors like the revenue and operating income performance goals used to establish eligibility to receive an annual incentive award. Because there are no quantitative targets, our Compensation Committee uses its subjective judgment, not any formulaic analysis, to determine whether to increase or decrease annual incentive awards and, if so, by how much. For fiscal year 2013, the financial performance goal was not met. The non-financial performance goals were partially met. The Compensation Committee approved bonuses to the named executive officers in September 2013 commensurate with the required performance achieved of the non-financial metrics.

Long-Term Incentive Compensation.    In July 2012, the Compensation Committee recommended, and the Board approved, restricted stock grants to our executive officers consistent with the Company’s practice of granting annual long-term incentive compensation awards. The long-term incentive awards approved for fiscal year 2013 were based in part on the recommendation of the Consulting Firm made in April 2011.

In establishing these long-term incentive awards, the Compensation Committee reviewed and assessed the overall financial condition of the Company and its competitive position in the market. The Compensation Committee also reviewed each executive officer’s performance, including a review of a variety of factors such as the individual executive’s execution of qualitative performance objectives and past performance, management skills and abilities, and the evaluation of the other executive officers by our Chief Executive Officer. This assessment was qualitative and did not include quantitative factors like those used under our annual incentive program. Because there were no quantitative targets, our Compensation Committee used its subjective judgment, not any formulaic analysis, to determine the appropriate long term incentive award opportunities. The Compensation Committee also weighed the importance of stock ownership by our executive officers to align their interests with those of stockholders.

The number of shares of restricted stock granted to each named executive officer in fiscal year 2013 was determined by (a) multiplying the executive officer’s 2013 base salary by a long-term incentive award opportunity (stated as a percentage on base salary), and (b) dividing the product by the Company’s closing stock price on the grant date, which was July 2, 2012. In establishing the long-term incentive award percentages, the Compensation Committee compared the total compensation opportunity of the executive officers to that offered for comparable positions at the Blended Data and the total compensation opportunity of each executive officer in relation to the other executive officers, as well as the long-term incentive compensation offered as part of the total compensation opportunity.

The following table sets forth the fiscal year 2013 long-term incentive compensation award as a percentage of base salary, the number of shares of restricted stock granted to the named executive officers and the aggregate value of the awards at the time of grant.

Name	Long-Term Incentive Award Percentage (% of Base Salary)	Number of Shares of Restricted Stock Granted	Aggregate Grant Date Value
Peter J. Burlage	70%	32,407	$262,497
Ronald L. McCrummen	50%	19,136	155,002
John Conroy	30%	7,296	59,098
Jon P. Segelhorst	30%	6,852	55,051
David Taylor	30%	6,667	54,003

The Compensation Committee believes that the equity based long-term incentive compensation granted to its executives is appropriate because it helps the Company attract and retain qualified executives in key positions and it encourages a longer-term perspective as these equity incentives become exercisable over a four-year period. The Compensation Committee also believes that equity based long-term incentive compensation is appropriate and should be a substantial part of an executive officer’s compensation as it is tied to Company performance and aligns the executive officer’s interests with those of our stockholders and is subject to risk and continued employment with us.

Additional information regarding the long-term incentive compensation received by our named executive officers in fiscal year 2013 is provided below under “Executive Compensation — Grants of Plan-Based Awards.”

Change to Long-Term Incentive Compensation For Fiscal Year 2014

For fiscal year 2014, the long-term incentive award for each executive officer is comprised of 50% performance-based restricted stock units and 50% time-based restricted stock. The performance-based stock granted in fiscal year 2014 will entitle each officer to receive shares of the Company’s stock ranging from 0% to 200% of the target number of restricted stock units granted to the executive officer if certain financial goals based on the Company’s bookings and EBITDA over a one-year period are met. The executive officer must also remain employed with the Company for an additional two years after the end of the one-year performance measurement period to receive any shares under this award.

EXECUTIVE COMPENSATION

The following executive compensation tables and related information are intended to be read together with the discussion and analysis regarding our executive compensation program presented under the caption “Compensation Discussion and Analysis” above.

Summary Compensation Table

The following table sets forth information regarding the compensation of our named executive officers for fiscal 2013, fiscal 2012 and fiscal 2011.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
Peter J. Burlage	2013	$375,000	$—	$262,497	$46,275	$40,325	$724,097
President and Chief	2012	375,000	—	262,505	59,886	557,548	1,254,939
Executive Officer	2011	375,000	—	262,505	—	31,639	669,144

Ronald L. McCrummen	2013	$310,000	$—	$155,002	$31,879	$12,059	$508,940
Executive Vice President and	2012	310,000	—	—	42,810	267,349	620,159
Chief Financial Officer(4)	2011	59,614	—	310,009	—	115	369,738

John Conroy	2013	$197,000	$—	$59,098	$16,207	$9,373	$281,678
Vice President, Engineering	2012	190,000	—	57,008	24,222	76,844	348,074
& Product Development	2011	174,167	—	95,012	—	6,923	276,104

Jon P. Segelhorst	2013	$185,000	$—	$55,501	15,219	$9,016	$264,736
Vice President Sales and	2012	178,000	—	53,397	23,051	141,625	396,071
Marketing Business Units	2011	178,000	—	66,797	—	8,214	253,011

David Taylor	2013	$185,000	$—	$54,003	$15,219	$173,987	$428,209
Vice President,	2012	167,000	—	50,105	23,051	120,303	360,459
Asia-Pacific	2011	167,000	—	66,797	—	7,640	241,437

(1)	The amounts in this column represent the aggregate grant date fair value, computed in accordance with ASC 718, of grants of restricted stock during fiscal year 2013, 2012 and 2011. These restricted stock awards vest ratably over a four-year period beginning on the first anniversary of the grant date.

(2)	Represents the cash amount earned by our named executive officers under our annual incentive compensation program for fiscal years 2013, 2012 and 2011.

(3)	For fiscal 2013, includes compensation as described under “All Other Compensation” below.

(4)	Mr. McCrummen was appointed Chief Financial Officer in April 2011.

All Other Compensation

The following table provides information regarding each component of compensation included in the All Other Compensation column for fiscal 2013 in the Summary Compensation Table above.

Name	Company 401(k) Contribution	Insurance(1)	Car Allowance(2)	Other(3)	Total
Peter J. Burlage	$10,000	$1,710	$18,742	$9,873	$40,325
Ronald L. McCrummen	10,404	1,655	—	—	12,059
John Conroy	7,981	1,392	—	—	9,373
Jon P. Segelhorst	7,394	1,622	—	—	9,016
David Taylor	7,386	1,364	—	165,237	173,987

(1)	Represents the incremental premiums paid by the Company for life insurance and long-term disability insurance for the named executive officers.

(2)	Represents use by Mr. Burlage of a Company-owned vehicle.

(3)	For Mr. Burlage, includes club membership fees paid by the Company. The Compensation Committee decided that the Company will no longer pay club membership fees beginning in fiscal year 2014. For Mr. Taylor, includes certain moving, education, and housing costs paid by the Company associated with his relocation to Singapore.

Equity Incentive Plans

We have two equity incentive plans, our 2007 Stock Incentive Plan and our 2001 Stock Option and Restricted Stock Plan for Employees of Peerless Mfg. Co. (the “2001 Incentive Plan”). These equity incentive plans were previously approved by our stockholders and are administered by our Compensation Committee. No further awards will be made under the 2001 Incentive Plan. Awards under the 2001 Incentive Plan remain outstanding in accordance with their terms.

The 2007 Stock Incentive Plan permits awards in the form of stock options, restricted stock, restricted stock units, performance shares and performance units. As of September 25, 2013, the maximum remaining number of shares of our common stock that may be issued pursuant to equity awards under the 2007 Stock Incentive Plan was 1,134,965 shares. Options granted under the 2007 Stock Incentive Plan are required to have an exercise price of not less than the fair market value of our common stock on the grant date.

Agreements evidencing awards made prior to July 2013 provided for accelerated vesting upon a change in control of our Company. Under these award agreements, a change in control is defined generally as (a) the acquisition by any person, entity or group of 50% or more of our voting stock, (b) a change in our Board where a majority of our Board ceases to be comprised of incumbent directors, (c) a reorganization, merger, consolidation, sale, or other disposition of all or substantially all of our assets, subject to certain exceptions including that unless the holders of our voting stock immediately prior to the transaction beneficially own more than 50% of the combined voting power of the surviving entity, or (d) approval by our stockholders of a complete liquidation or dissolution of the Company. On November 17, 2011, the 2007 Stock Incentive Plan was amended to revise the definition of “Change in Control” to exclude beneficial ownership of the Company’s voting securities reported on Schedule 13G under the Exchange Act.

In July 2013, the Board adopted a policy prohibiting the Company from approving any new agreement including any award granted under the 2007 Stock Incentive Plan that had a so-called ‘single trigger’ change-in-control provision, i.e., a provision that would accelerate a payment or vesting of an award based solely on a change of control of the Company. In addition, in July 2013, each of the executive officers agreed to amend the restricted stock awards granted in 2012 to delete the single trigger change in control provision.

Grants of Plan-Based Awards

The following table contains information regarding plan-based awards granted to our named executive officers during fiscal 2013 under the Company’s annual incentive compensation program and annual long-term incentive compensation plan. In this table, the annual incentive compensation program is abbreviated “AIC” and awards under the annual long-term incentive compensation plan are abbreviated “LTI.” Additionally, payouts associated with stretch performance goals under our annual incentive compensation program are referred to as “Maximum” in the following table to conform the presentation of this table to SEC regulations. All LTIs granted to our executive officers were awarded under our 2007 Stock Incentive Plan.

						All Other Stock Awards: Number of Shares Stock	Grant Date Fair Value of Stock and Option Awards(2)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Type	Grant Date	Threshold	Target	Maximum
Peter J. Burlage	AIC		$112,500	$225,000	$450,000
	LTI	07/02/2012				32,407	$262,497
Ronald L. McCrummen	AIC		77,500	155,000	310,000
	LTI	07/02/2012				19,136	155,002
John Conroy	AIC		39,400	78,800	157,600
	LTI	07/02/2012				7,296	59,098
Jon P. Segelhorst	AIC		37,000	74,000	148,000
	LTI	07/02/2012				6,852	55,501
David Taylor	AIC		37,000	74,000	148,000
	LTI	07/02/2012				6,667	54,003

(1)	Represents the potential payout for annual cash incentive compensation. These awards were subject to the attainment of certain performance targets. The performance targets and target award multiples for determining the payout are described under “Compensation Discussion and Analysis — Fiscal 2013 Compensation — Annual Incentive Awards.” Actual amounts of annual cash incentive compensation earned in fiscal 2013 by our named executive officers are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)	Calculated based on the closing market price of the Company’s common stock as of the date of the grant.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding stock options and restricted stock awards held by our named executive officers that were outstanding as of the end of our 2013 fiscal year.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options- Exercisable	Number of Securities Underlying Unexercised Options- Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested(1)	Market Value of Shares of Stock That Have Not Vested(2)
Peter J. Burlage	—	—	—	—	32,407	$224,256
Ronald L. McCrummen	—	—	—	—	19,136	132,421
John Conroy	—	—	—	—	7,296	50,488
Jon P. Segelhorst	—	—	—	—	6,852	47,416
David Taylor	3,000	—	3.63	02/03/2015	—	—
	8,000	—	4.60	01/11/2016	—	—
	—	—	—	—	6,667	46,136

(1)	The number of shares of restricted stock that have not vested will vest ratably in July 2013, 2014, 2015, and 2016.

(2)	Represents the value of the shares of restricted stock at $6.92 per share, the closing price of our common stock on June 29, 2013, the last trading day of fiscal year 2013.

Option Exercises and Stock Vested

None of our named executive officers held options that vested in fiscal year 2013 or held restricted stock that vested in fiscal year 2013.

Employment and Severance Agreements

We presently have an employment agreement with our President and Chief Executive Officer. We have severance agreements with each of our other named executive officers.

Chief Executive Officer

Mr. Burlage’s previous agreement expired on February 28, 2010 and we entered into a new agreement with Mr. Burlage effective March 1, 2010, which will expire on February 28, 2014, unless, earlier terminated or extended for an additional one-year period. Mr. Burlage’s employment agreement provides for an annual base salary of not less than $350,000. Mr. Burlage’s employment agreement also provides severance compensation in the event his employment is terminated without cause or in connection with a change-in- control of the Company, as discussed below.

Termination Without Cause.    If Mr. Burlage is terminated without cause, Mr. Burlage is entitled to (1) a lump sum payment equal to 100% of his then- current base salary, (2) any earned incentive bonus for the fiscal year during which the termination occurs (prorated in accordance with the date of termination), (3) accelerated vesting of any granted yet unvested stock options, restricted stock or similar stock incentive instruments, and (4) for a period of 18 months following the date of termination, receive welfare benefits substantially similar to those Mr. Burlage was entitled to receive immediately prior to the date of termination.

Pursuant to Mr. Burlage’s employment agreement, any of the following constitutes “cause”: (1) conviction of a felony or crime involving moral turpitude, (2) commission of an act of fraud or other act reflecting unfavorably upon the public image of the Company, (3) failure to substantially perform required duties to the satisfaction of the Board, which is not cured within 30 days after receiving written notice thereof, (4) wrongdoing resulting in injury to the Company, (5) failure to follow a directive of the Board that is not inconsistent with the provisions of the employment agreement, or (6) violation of any policies or procedures of the Company, including any material human relations policy or the violation of the non-competition or confidentiality provisions of the employment agreement.

Termination by Disability.    If Mr. Burlage’s employment is terminated as a result of Mr. Burlage becoming disabled, Mr. Burlage is entitled to an amount equal to his then-current monthly base salary for a period of six months (reduced by any disability payments received during such period under the Company’s disability insurance) and any other disability benefits then in effect provided by the Company.

Pursuant to Mr. Burlage’s employment agreement, “disabled” means any mental or physical impairment lasting (or that will last) more than 180 days that prevents him from performing the essential functions of his position as determined by a competent physician chosen by the Company and consented to by Mr. Burlage or his legal representatives.

Change-in-Control.    If Mr. Burlage, within one year following a change-in-control, is terminated (other than for cause or due to death or disability) or Mr. Burlage terminates his employment in connection with certain events, Mr. Burlage is entitled to (1) a lump sum payment equal to 200% of his then-current annualized base salary plus any earned incentive bonus paid in the fiscal year preceding the termination date, (2) accelerated vesting of any granted yet unvested stock options, restricted stock or similar instruments, (3) for a period of 18 months following the date of termination, receive welfare benefits substantially similar to those Mr. Burlage was entitled to receive immediately prior to the date of termination, and (4) a tax gross-up payment, if applicable (such compensation, collectively, the “Severance Compensation”).

Pursuant to Mr. Burlage’s employment agreement, any of the following constitutes a “change-in-control”: (1) the Company is merged, consolidated or reorganized and, as a result, less than a majority of the combined voting power to elect directors of the then-outstanding securities of the remaining entity immediately after such transaction is available to be received by all stockholders on a prorata basis and is actually received in respect of voting securities of the Company pursuant to such transaction, (2) the Company sells or transfers all or substantially all of its assets, (3) any person or group (except for NSB Advisors, LLC) unless otherwise determined by the Continuing Directors (as defined in Mr. Burlage’s employment agreement) has become the beneficial owner of securities which represent a majority of the then-outstanding securities of the Company which are entitled to vote to elect directors, (4) if the Continuing Directors then-serving on the Board cease to constitute at least a majority thereof, (5) any occurrence that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A, or (6) such other events that cause a change of control of the Company, as determined by the Board in its sole discretion; provided, however, a change of control shall not be deemed to have occurred as the result of any transaction having one or more of the foregoing effects if such transaction is both (a) proposed by and (b) includes a significant equity participation of, executive officers of the Company as constituted immediately prior to the occurrence of such transaction of any Company employee stock ownership plan or pension plan.

Pursuant to Mr. Burlage’s employment agreement, Mr. Burlage also will be entitled to receive the Severance Compensation if, within one year following a change-in-control, at least one of the following events occur: (1) an adverse change in the positions held by Mr. Burlage or in the nature or scope of the duties attached to Mr. Burlage’s positions with the Company had immediately prior to the change of control, any reduction in Mr. Burlage’s base salary (excluding bonus and incentive compensation) or any adverse change in the calculation of the annual bonus or incentive compensation or a significant reduction the aggregate other benefits to which Mr. Burlage was entitled immediately prior to the change-in-control, any of which is not remedied within ten calendar days after receipt by the Company of written notice from Mr. Burlage, (2) as a result of a change of control and a change in circumstances thereafter significantly affecting Mr. Burlage’s position, changes in the composition or policies of the Board, or of other events of material effect, Mr. Burlage has been rendered substantially unable to carry out, or has been substantially hindered in the performance of, the duties attached to his position immediately prior to the change-in-control, which situation is not remedied within ten calendar days after receipt by the Company of written notice from Mr. Burlage, (3) the relocation of the Company’s principal executive offices, or the requirement by the Company that Mr. Burlage have as his principal location of work any location not within the greater Dallas, Texas metropolitan area or that he travel away from his office in the course of discharging his duties significantly more than required of him prior to the change-in-control, or (4) the Company commits any breach of Mr. Burlage’s employment agreement, which is not cured within ten calendar days after receipt by the Company of written notice from Mr. Burlage.

Obligations of Executive Officer.    Mr. Burlage’s employment agreement also provides that he will not compete with the Company, solicit the Company’s employees, disclose any confidential information or interfere with certain of our business relationships during his employment and for a period of two years following his termination of employment. In addition, Mr. Burlage shall not make disparaging statements about the Company during the term of and at all times after the termination of his employment agreement.

Other Named Executive Officers

In July 2013, the Company entered into severance agreements (the “Severance Agreements”) with each of our named executive officers, except Mr. Burlage. The Severance Agreement entered into by Mr. McCrummen replaced Mr. McCrummen’s employment agreement which was executed when he joined the Company.

The Severance Agreements provide for a two-year term and will be automatically extended for an additional year unless notice is provided by either party to the other at least 90 days prior to each anniversary date of the Severance Agreement. The Severance Agreements also provide that each executive officer is and remains an at-will employee and may be terminated at any time with or without “cause,” as that term is defined in the Severance Agreement.

Termination Without Cause.    If the executive is terminated without cause prior to a change of control and such executive officer executes a general release of claims in favor of the Company, the Company will be obligated to pay each executive officer a severance payment which equals nine months of the executive officer’s base salary at the highest rate in effect during the term of the Severance Agreement (12 months for Mr. McCrummen). Each executive officer will also be entitled to receive the amount earned, if any, of the executive officer’s annual cash bonus payment, which will be pro-rated as of the termination date. Each executive officer will also be entitled to the accelerated vesting of equity awards which would have otherwise vested within one year of the termination date.

In the event that an executive officer is terminated without cause within 18 months following a change in control and executes a general release of claims in favor of the Company, the Company is obligated to pay each executive officer a severance payment equal to 13.5 months of the executive officer’s base salary at the highest rate in effect during the term of the Severance Agreement (18 months for Mr. McCrummen). All executive officers will also be entitled to receive any earned by unpaid annual cash bonus payment that had not been paid for the prior fiscal year and will also be entitled to receive his or her annual cash bonus payment for the current fiscal year which will be paid at the “target” level. The executive officers will also be entitled to the accelerated vesting of equity awards.

Change In Control.    A “change in control” of the Company, shall have occurred, in the context of the Severance Agreements, if any of the following events shall occur: (1) any consolidation, merger or other reorganization of the Company in which the Company is merged, consolidated or reorganized into or with another corporation or other legal person or pursuant to which shares of the Company’s stock are converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company’s common stock immediately prior to the merger own more than 50% of the common stock of the surviving corporation or its ultimate parent immediately after the merger; (2) any sale, lease, exchange or other transfer (or in one transaction or a series of related transactions) of all or substantially all of the assets of the Company and as a result of such transaction the holders of the Company’s common stock immediately prior thereto own less than 50% of the common stock of such transferee or its ultimate parent immediately after such transaction; (3) any liquidation or dissolution of the Company or any approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company; (4) any person (including any “person” as such term is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), has become an Acquiring Person; (5) if at any time, the Continuing Directors then serving on the Board cease for any reason to constitute at least a majority thereof; or (6) any occurrence that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A or Item 5.01 of Form 8-K or any successor rule or regulation promulgated under the Exchange Act.

Obligations of Executive Officer.    The Severance Agreement also contain provisions prohibiting the executive officer during the period of employment and for one year after the executive officer’s employment with the Company and its affiliates ends from engaging in certain competitive activities.

Employment Termination and Change-in-Control Benefits

The table below quantifies the potential compensation that would become payable to each of our named executive officers under existing employment, severance (as if the Severance Agreements were in effect as of June 29, 2013) and equity award agreements and Company plans and policies if their employment had terminated on June 29, 2013 given the executive officer’s base salary as of that date and the closing price of our common stock on June 29, 2013. No named executive officer, other than our Chief Executive Officer, is entitled to receive any tax “gross-up” payment under any existing employment agreement or equity award. For additional information regarding the definitions of “cause” and “change in control,” see “— Employment and Severance Agreements” and “— Equity Incentive Plans.”

Due to the factors that may affect the amount of any benefits provided upon the events described below, any actual amounts paid or payable may be different than those shown in this table. Factors that could affect these amounts include the date the termination event occurs, the base salary of an executive on the date of termination of employment and the price of our common stock when the termination event occurs.

	Cash Severance Payments	Acceleration of Equity Awards	Health Benefits	Total
Peter J. Burlage
Voluntary Termination	$—	$—	—	$—
Voluntary Termination for Good Reason	—	—	—	—
Termination with Cause	—	—	—	—
Termination without Cause	375,000	224,256	36,000	635,256
Death	—	224,256	—	224,256
Disability	187,500	224,256	—	411,756
Retirement	—	—	—	—
Change in Control	—	224,256	—	224,256
Change in Control with termination of employment without Cause or for Good Reason	750,000	224,256	36,000	1,010,256
Ronald L. McCrummen
Voluntary Termination	$—	$—	—	$—
Voluntary Termination for Good Reason	—	—	—	—
Termination with Cause	—	—	—	—
Termination without Cause	310,000	33,105	—	343,105
Death	—	132,421	—	132,421
Disability	—	132,421	—	132,421
Retirement	—	—	—	—
Change in Control	—	—	—	—
Change in Control with termination of employment without Cause or for Good Reason	620,000	132,421	—	752,421
John Conroy
Voluntary Termination	$—	$—	—	$—
Voluntary Termination for Good Reason	—	—	—	—
Termination with Cause	—	—	—	—
Termination without Cause	147,750	12,622	—	160,372
Death	—	50,488	—	50,488
Disability	—	50,488	—	50,488
Retirement	—	—	—	—
Change in Control	—	—	—	—
Change in Control with termination of employment without Cause or for Good Reason	300,425	50,488	—	350,913
Jon P. Segelhorst
Voluntary Termination	$—	$—	—	$—
Voluntary Termination for Good Reason	—	—	—	—
Termination with Cause	—	—	—	—
Termination without Cause	138,750	11,854	—	150,604
Death	—	47,416	—	47,416
Disability	—	47,416	—	47,416
Retirement	—	—	—	—
Change in Control	—	—	—	—
Change in Control with termination of employment without Cause or for Good Reason	282,125	47,416	—	329,541

	Cash Severance Payments	Acceleration of Equity Awards	Health Benefits	Total
David Taylor
Voluntary Termination	$—	$—	—	$—
Voluntary Termination for Good Reason	—	—	—	—
Termination with Cause	—	—	—	—
Termination without Cause	138,750	11,534	—	150,284
Death	—	46,136	—	46,136
Disability	—	46,136	—	46,136
Retirement	—	—	—	—
Change in Control	—	—	—	—
Change in Control with termination of employment without Cause or for Good Reason	282,125	46,136	—	328,261

Certain Relationships and Related Transactions

The Company has adopted a written policy regarding the approval of any transaction or series of transactions in which the Company and a related party have an interest. A related party includes any of the Company’s executive officers, directors, director nominees, a person owning more than five percent of any class of the Company’s voting securities, an entity in which any of such persons is employed or is a partner or principal, or an immediate family member of such a person. Related party transactions involving $120,000 or more are required, when circumstances permit, to be submitted to and approved by the Audit Committee at a regular meeting held in advance of the transaction. The chair of the Audit Committee has the authority to pre-approve related party transactions in which the aggregate amount involved is less than $500,000 in circumstances in which it is impracticable or undesirable to wait until the next regularly scheduled Audit Committee meeting. Aspects of proposed related party transactions to be considered in granting approval include whether the transaction benefits the Company, whether the goods or services in question are available from other sources, and whether the terms of the proposed transaction are comparable to those available in transactions with unrelated third parties.

There were no related party transactions during fiscal 2013 that are required to be reported.

Risk-Related Compensation Policies and Practices

As part of its oversight of the Company’s executive and non-executive compensation programs, the Compensation Committee considers the impact of the Company’s compensation programs, and the incentives created by the compensation awards that it administers, on the Company’s risk profile. In addition, the Company reviews all of its compensation policies and procedures, including the incentives that they create and factors that may increase or reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. Based on this review, the Company has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Hanks, McCashin, Mulford and Westerman served on the Compensation Committee during fiscal year 2013. Mr. Stone also served as a member of the Compensation Committee during the fiscal year 2013 until he resigned from this Committee effective May 8, 2013. Mr. Stone was our chief executive officer until June 2006. None of the members of our Compensation Committee, including Mr. Stone, has had any relationships with the Company or any other entity that would require disclosure under the federal securities laws. During fiscal year 2013, none of our executive officers served on the compensation committee (or equivalent) or board of another entity that had an executive officer that served on our Compensation Committee or Board.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee

R. Clayton Mulford (Chair)

Kenneth R. Hanks

Robert McCashin

Howard G. Westerman, Jr.

EQUITY COMPENSATION PLAN INFORMATION

As of June 29, 2013, the Company’s 2001 Incentive Plan and the 2007 Stock Incentive Plan were the only compensation plans under which securities of the Company were authorized for issuance. These plans were approved by the Company’s stockholders. The Company has no equity compensation plans that have not been approved by the stockholders. The table provides information as of June 29, 2013.

Plan Category	Number of shares of common stock to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of shares of common stock remaining available for future issuance under equity compensation plans
Equity compensation plans approved by shareholders	37,200	$4.73	1,134,965	(1)

1.	Represents shares of common stock available for issuance under the 2007 Stock Incentive Plan. No further awards will be made under the 2001 Incentive Plan.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The tables below set forth information regarding the beneficial ownership of our common stock as of September 25, 2013 for:

•	each of our directors;

•	each of our named executive officers;

•	all of our directors and executive officers as a group; and

•	each beneficial owner of more than five percent of our outstanding common stock.

The tables below list the number of shares and percentage of shares beneficially owned based on 21,033,806, the number of shares of common stock outstanding as of September 25, 2013. Except as indicated and subject to applicable community property laws, to our knowledge the persons named in the tables below have sole voting and investment power with respect to all shares of stock shown as beneficially owned by them.

Directors and Named Executive Officers

Name	Number of Shares	Percentage of Outstanding Shares
Sherrill Stone	136,086	*
Peter J. Burlage(1)	164,007	*
Kenneth R. Hanks(2)	30,086	*
Robert McCashin	24,586	*
R. Clayton Mulford	14,086	*
Howard G. Westerman, Jr.	48,586	*
Ronald L. McCrummen(1)	51,011	*
John Conroy(1)	19,469	*
Jon P. Segelhorst(1)	17,456	*
David Taylor(1)(2)	43,876	*
All directors and executive officers as a group (10 persons)	549,250	2.6%

*	Less than 1%.

(1)	Includes shares of restricted stock for which the named executive officer has sole voting power, but no dispositive power, as follows: Mr. Burlage (52,944 shares), Mr. McCrummen (31,603 shares), Mr. Conroy (12,379 shares), Mr. Segelhorst (11,541 shares) and Mr. Taylor (11,739 shares).

(2)	Includes shares of Company common stock issuable upon the exercise of options that are presently exercisable or exercisable within 60 days after September 25, 2013 as follows: Mr. Hanks (4,000 shares) and Mr. Taylor (11,000 shares).

Five Percent Holders

The following table sets forth information regarding the number and percentage of shares of common stock held by all persons and entities that are known by the Company to beneficially own five percent or more of the Company’s outstanding common stock. Unless otherwise indicated, the information regarding beneficial ownership of our common stock by the entities identified below is included in reliance on a report filed with the SEC by such person or entity, except that percentages are based upon the Company’s calculations made in reliance upon the number of shares reported to be beneficially owned by such person or entity in such report and the number of shares of common stock outstanding on September 25, 2013.

Name	Shares	Percentage of Outstanding Shares
NSB Advisors, LLC(1)	5,813,080	27.6%
Lynn E. Gorguze Separate Property Trust(2)	2,378,798	11.2%
Paradigm Capital Management, Inc.(3)	1,836,786	8.7%
Vincent and Gloria Gorguze Trust(4)	1,266,998	6.0%

(1)	According to a Schedule 13G/A filed with the SEC by NSB Advisors, LLC (“NSB”) on February 13, 2013, NSB, in its capacity as an investment advisor, has sole dispositive power, but no voting power, over 5,813,060 shares of our common stock owned by clients of NSB Advisors, LLC, which includes shares underlying Warrants to purchase up to 412,250 shares of common stock. The address for NSB is 200 Westage Business Center Drive, Suite 228, Fishkill, NY 12524.

(2)	According to a Schedule 13G/A filed with the SEC by Lynn E. Gorguze on February 14, 2013, Ms. Gorguze in the sole trustee of the Lynn Gorguze Separate Property Trust (the “Lynn Gorguze Separate Property Trust”) and has sole dispositive and voting power over 1,092,972 shares of our common stock and has shared dispositive and voting power over 1,285,826 shares of our common stock. The total number of shares held by the Lynn Gorguze Separate Property Trust includes 156,250 shares of common stock that may be acquired upon the exercise of Warrants. The address for Ms. Gorguze is 1200 Prospect Street, Suite 325, La Jolla, CA 92037.

(3)	According to a Schedule 13G filed with the SEC by Paradigm Capital Management, Inc. (“Paradigm Capital”) on February 12, 2013, Paradigm Capital has sole voting and dispositive power over 1,836,786 shares of our common stock. The address for Paradigm Capital is Nine Elk Street, Albany, New York 12207.

(4)	According to a Schedule 13G/A filed jointly with the SEC by Vincent Gorguze, Gloria Gorguze and the Vincent and Gloria Gorguze Trust (the “Gorguze Trust”) on February 14, 2013, Mr. Gorguze and Ms. Gorguze are the co-trustees of the Gorguze Trust and Mr. Gorguze, Ms. Gorguze and the Gorguze Trust have shared dispositive and voting power over 1,266,998 shares of our common stock. The total number of shares held by Mr. Gorguze, Ms. Gorguze and the Gorguze Trust includes 156,250 shares of common stock that may be acquired upon the exercise of Warrants. The address for Mr. Gorguze, Ms. Gorguze and the Gorguze Trust is 1200 Prospect Street, Suite 325, La Jolla, CA 92037.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board, a copy of which can be accessed through the Company’s website. In carrying out its responsibilities, the Audit Committee, among other things:

•	monitors the integrity of the financial reporting process, systems of internal controls, and financial statements and reports of the Company;

•	appoints, compensates and oversees the Company’s independent registered public accounting firm, including reviewing the independence of the independent registered public accounting firm;

•	reviews and approves all audit and non-audit services performed by the Company’s independent registered public accounting firm; and

•	oversees the Company’s compliance with legal and regulatory requirements.

The Audit Committee held five meetings during fiscal 2013. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all its responsibilities and duties. The Audit Committee’s meetings include, whenever appropriate, executive sessions with the Company’s independent registered public accounting firm, which are held outside the presence of the Company’s management.

In performing its oversight role, the Audit Committee reviewed the audited consolidated financial statements of the Company for the 2013 fiscal year and met and held discussions with management and Grant Thornton, LLP, the Company’s independent registered public accounting firm, to discuss those financial statements and the audit related thereto. Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm has represented to the Audit Committee that the audit of the Company’s consolidated financial statements has been performed in accordance with generally accepted auditing standards.

The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, which includes among other items, matters related to the conduct of the audit of the Company’s consolidated financial statements. The independent registered public accounting firm also provided the Audit Committee with written disclosures and the letter required by the Public Company Accounting Oversight Board Rule 3526 (Communications with Audit Committees Concerning Independence), as may be modified, supplemented or amended, which relates to the auditors’ independence from the Company and its related entities, and the Audit Committee discussed with the independent registered public accounting firm its independence.

Based on the Audit Committee’s discussions with management and the independent registered public accounting firm as described above, and upon its review of the representations of management and the independent registered public accounting firm and the report of the independent registered public accounting firm, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 29, 2013, as filed with the Securities and Exchange Commission.

Members of the Audit Committee

Kenneth R. Hanks (Chair)

Robert McCashin

R. Clayton Mulford

Howard G. Westerman, Jr.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Selection

Grant Thornton has served as the Company’s independent registered public accounting firm since its initial appointment in 1967. The Audit Committee has appointed Grant Thornton as the Company’s independent registered public accounting firm for the fiscal year ending June 28, 2014. Representatives of Grant Thornton are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Audit and Non-Audit Fees

The following table presents fees for audit services rendered by Grant Thornton, the Company’s independent registered public accounting firm, for the audit of the Company’s annual financial statements for fiscal years 2012 and 2013, and fees billed for other services rendered by Grant Thornton.

	Fiscal Year 2012	Fiscal Year 2013
Audit Fees(1)	$670,251	$529,818
Audit-Related Fees(2)	26,411	—
Tax Fees	—	1,878
All Other Fees(3)	1,269	—

(1)	“Audit Fees” consist principally of fees for the audit of our consolidated annual financial statements, assessment of our internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002, statutory audits of our U.K. and Singapore subsidiaries, review of our consolidated interim financial statements and procedures related to our February 2012 equity offering.

(2)	“Audit-Related Fees” consist principally of fees for due diligence services related to the acquisition of Burgess Manning GmbH during fiscal year 2012.

(3)	“All Other Fees” consist of fees paid for XBRL tagging services performed related to our UK subsidiary.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided to the Company by its independent registered public accounting firm (except for items exempt from pre-approval requirements under applicable laws and rules). All audit and non-audit services for fiscal 2012 and fiscal 2013 were pre-approved by the Audit Committee.

SECTION 16(A) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10 percent of our common stock to file reports regarding ownership and changes in ownership with the SEC. Directors, executive officers and greater than 10 percent stockholders are required by SEC rules to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of the reports furnished to us, we believe all other directors, executive officers and greater than 10 percent stockholders complied with all Section 16(a) filing requirements during the year ended June 29, 2013.

STOCKHOLDER PROPOSALS FOR

2014 ANNUAL MEETING OF STOCKHOLDERS

If you would like to include a proposal in the Company’s proxy materials for the 2014 Annual Meeting of Stockholders, the proposal must be in writing and received by the Company’s Secretary at 14651 North Dallas Parkway, Suite 500, Dallas, Texas 75254 no later than June 4, 2014, and otherwise comply with all requirements of the SEC for stockholder proposals.

In addition, the Company’s Bylaws provide that any stockholder who desires to bring any business (including a nomination for the election to the board of directors) before an annual meeting must give timely written notice of the proposal to the Company’s Secretary. To be timely, the notice must be received by the Company at the above address not less than 120 nor more than 150 calendar days before the first anniversary of the date on which the Company first mailed its proxy materials for the prior year’s annual meeting. To be timely, a notice to bring a proposal before the 2014 Annual Meeting of Stockholders must be received by the Company no earlier than May 5, 2014 and no later than June 4, 2014. The notice must describe the stockholder proposal and provide certain other information required by the Company’s Bylaws.

OTHER MATTERS

As of the date of this proxy statement, the Board is not aware of any matter to be presented for stockholder action at the Annual Meeting other than the matters set forth herein. If any other matters should arise at the Annual Meeting, shares represented by proxies will be voted at the discretion of the proxy holders.

By Order of the Board of Directors,

Melissa G. Beare

Secretary

Dallas, Texas

October 2, 2013

PMFG, INC.

  IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Standard Time, the Day of the Meeting.

Vote by Internet • Go to www.envisionreports.com/PMFG • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3.

1.	Election of Directors*:		+

	01 - Kenneth R. Hanks	02 - R. Clayton Mulford

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

*ELECTION OF DIRECTORS WITH TERMS ENDING IN 2016.

		For Against Abstain			For	Against	Abstain

2.	TO APPROVE EXECUTIVE COMPENSATION BY NON-BINDING VOTE.	☐ ☐ ☐	3.	TO RATIFY THE APPOINTMENT OF GRANT THORNTON, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2014.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.		Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	1 U P X	+

Meeting Date:	November 14, 2013
at 9:00 a.m., central standard time

Location:	14651 North Dallas Parkway
Suite 500
Dallas, Texas 75254

Directions to the Annual Meeting:

From the North: Head south on North Dallas Parkway and take the Beltline exit, staying on the southbound service road. After crossing Quorum Drive, proceed on the service road for approximately 500 feet. You will then turn right into the entrance for The Princeton building.

From the South: Head north on the North Dallas Parkway and take the Spring Valley — Verde Valley— Quorum exit. Stay in the left lane on the service road until you reach Quorum. Make a U-turn and stay on the southbound service road for approximately 500 feet. You will then turn right into the entrance for The Princeton building.

From the East or the West: Take I-635 to the North Dallas Parkway and then follow the directions described above.

Parking is available free of charge in front of our building.

Important Notice Regarding Internet Availability of Proxy Materials for the Stockholder Meeting to be held on November 14, 2013.

The Notice of Annual Meeting of Stockholders and Proxy Statement are available at: http://www.envisionreports.com/PMFG

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — PMFG, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR

THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 14, 2013

The undersigned stockholder of PMFG, Inc. (the “Company”) does hereby constitute and appoint Sherrill Stone, Chairman of the Board of Directors of the Company, and Melissa G. Beare, Vice President, General Counsel and Corporate Secretary of the Company, as his, her or its proxy, with full power of substitution and re-substitution, to attend the Annual Meeting of Stockholders of the Company to be held at 9:00 a.m., central standard time, on Thursday, November 14, 2013, at 14651 North Dallas Parkway, Suite 500, Dallas, Texas 75254, and any adjournment or postponement thereof, with full power to vote and act for the undersigned, in his, her or its name, and to vote all common stock of the Company held by him, her or it, to the same extent and with the same effect as the undersigned, in the manner specified below and in the Notice of Annual Meeting of Stockholders and the Proxy Statement, each dated October 2, 2013, and in their discretion, on any other matters that may properly come before the Annual Meeting. The undersigned stockholder acknowledges receipt of the Notice of Annual Meeting, the Proxy Statement and the Annual Report, each of which has been furnished herewith. The undersigned hereby revokes any other proxy previously given by him, her or it.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED AS DIRECTED HEREIN. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

IF YOU PLAN TO ATTEND THE ANNUAL MEETING AND YOUR SHARES ARE HELD IN THE NAME OF A BROKER, BANK OR OTHER NOMINEE, PLEASE BRING A STATEMENT OR LETTER FROM THE BROKER, BANK OR NOMINEE CONFIRMING YOUR OWNERSHIP OF SHARES AS OF THE RECORD DATE.

(Continued and to be marked, dated and signed, on the other side)